As filed with the Securities and Exchange Commission on August 27, 2021

Registration No. 333-258918

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

PRE-EFFECTIVE

AMENDMENT NO. 1

TO

FORM F-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AKARI THERAPEUTICS, PLC

(Exact name of registrant as specified in its charter)

England and Wales	2834	98-1034922
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

75/76 Wimpole Street

London W1G 9RT

United Kingdom
Telephone +44 20 8004 0270

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Puglisi & Associates

850 Library Avenue

Newark, Delaware 19711

(302) 738-6680

(Name, Address, including zip code, and telephone number, including area code, of agent for service)

Copies of all correspondence to:

Todd Finger, Esq.

Gary Emmanuel, Esq.

Richard Bass, Esq.

McDermott Will & Emery LLP
340 Madison Avenue
New York, NY 10173

Tel: (212) 547-5400

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered (1)	Amount to be Registered (2)	Proposed Maximum Offering Price per Security (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Ordinary shares, par value $0.0001 per share (4)	794,752,900	$0.01655	$13,153,160.50	$1,435.01
Ordinary shares, par value $0.0001 per share, underlying Placement Agent Warrants to Purchase American Depositary Shares (5)	39,838,400	$0.01655	$659,325.52	$71.93
Total	834,591,300	$0.01655	$13,812,486.02	$1,506.94	(6)

(1)	American Depositary Shares, or ADSs, issuable upon deposit of the ordinary shares registered hereby have been registered pursuant to a separate registration statements on Form F-6 (File No. 333-185197) and Form F-6 (File No. 333-234213). Each American Depositary Share represents the right to receive one hundred ordinary shares.

(2)	This registration statement also includes an indeterminate number of shares underlying the ADSs that may become offered, issuable or sold to prevent dilution resulting from stock splits, stock dividends and similar transactions, which are included pursuant to Rule 416 under the Securities Act of 1933, as amended.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) promulgated under the Securities Act of 1933, as amended, based on the average of the equivalent high and low sales prices of the ADSs on the Nasdaq Capital Market on August 25, 2021, which date is within five business days prior to filing, divided by 100 (to give effect to the 1:100 ratio of ADSs to ordinary shares).

(4)	Consists of 794,752,900 ordinary shares represented by 7,947,529 ADSs issued to the selling stockholders pursuant to the private placement on July 7, 2021 (the “July 2021 Private Placement”).

(5)	Consists of 39,838,400 ordinary shares represented by 398,384 ADSs issuable upon the exercise of placement agent warrants issued in the July 2021 Private Placement.

(6)	$1,467.44 previously paid.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED AUGUST 27, 2021

834,591,300 Ordinary Shares Represented by 8,345,913 American Depositary Shares

This prospectus relates to the resale, by the selling shareholders identified in this prospectus, of up to an aggregate of 834,591,300 ordinary shares, par value $0.0001 per share of Akari Therapeutics, Plc, represented by 8,345,913 American Depository Shares, or ADSs, consisting of (i) 794,752,900 ordinary shares represented by 7,947,529 ADSs issued to the selling stockholders pursuant to the July 2021 Private Placement (as defined on page 2) and (ii) 39,838,400 ordinary shares represented by 398,384 ADSs issuable upon the exercise of placement agent warrants issued in connection with the July 2021 Private Placement.

The selling shareholders are identified in the table commencing on page 10. Each ADS represents 100 ordinary shares. No ADSs are being registered hereunder for sale by us. We will not receive any proceeds from the sale of the ADSs by the selling shareholders. All net proceeds from the sale of the ordinary shares represented by ADSs covered by this prospectus will go to the selling shareholders. However, we may receive the proceeds from any exercise of placement agent warrants in certain circumstances. See “Use of Proceeds.”

The selling shareholders may sell all or a portion of the ordinary shares represented by ADSs from time to time in market transactions through any market on which our ADSs are then traded, in negotiated transactions or otherwise, and at prices and on terms that will be determined by the then prevailing market price or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. See “Plan of Distribution”.

Our ADSs are listed on the Nasdaq Capital Market under the symbol “AKTX”. On August 25, 2021, the closing price of our ADSs on the Nasdaq Capital Market was $1.68 per ADS.

Investing in these securities involves a high degree of risk. Please carefully consider the risks discussed in this prospectus under “Risk Factors” beginning on page 5 and in our reports filed with the Securities and Exchange Commission, which are incorporated by reference herein for a discussion of information that should be considered in connection with an investment in our securities.

Neither the U.S. Securities and Exchange Commission nor any state or other foreign securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August       , 2021.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC. As permitted by the rules and regulations of the SEC, the registration statement filed by us includes additional information not contained in this prospectus. You may read the registration statement and the other reports we file with the SEC at the SEC’s website or its offices described below under the heading “Where You Can Find More Information”.

You should rely only on the information that is contained in this prospectus or that is incorporated by reference into this prospectus. We have not authorized anyone to provide you with information that is in addition to or different from that contained in, or incorporated by reference into, this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it.

This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this prospectus speaks only as of the date of this prospectus unless the information specifically indicates that another date applies, regardless of the time of delivery of this prospectus or of any sale of the securities offered hereby. Our business, financial condition, results of operations, and prospects may have changed since that date. We do not take any responsibility for, nor do we provide any assurance as to the reliability of, any information other than the information in this prospectus. Neither the delivery of this prospectus nor the sale of the ADSs means that information contained in this prospectus is correct after the date of this prospectus.

Throughout this prospectus, unless otherwise designated, the terms “we”, “us”, “our”, “Akari”, “the Company” and “our Company” refer to Akari Therapeutics, Plc and its wholly-owned subsidiaries. References to “ordinary shares”, “ADSs”, and “share capital” refer to the ordinary shares, ADSs, and share capital, respectively, of Akari.

Market data and certain industry data and forecasts used in, or incorporated by reference in, this prospectus were obtained from sources we believe to be reliable, including market research databases, publicly available information, reports of governmental agencies and industry publications and surveys. We have relied on certain data from third-party sources, including internal surveys, industry forecasts and market research, which we believe to be reliable based on our management’s knowledge of the industry. Forecasts are particularly likely to be inaccurate, especially over long periods of time. In addition, we do not necessarily know what assumptions regarding general economic growth were used in preparing the third-party forecasts we cite. Statements as to our market position are based on the most currently available data. While we are not aware of any misstatements regarding the industry data presented in this prospectus, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus. Our historical results do not necessarily indicate our expected results for any future periods.

Certain figures included in this prospectus have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables may not be an arithmetic aggregation of the figures that precede them.

We have obtained the statistical data, market data and other industry data and forecasts used in this prospectus and in our SEC filings incorporated herein by reference from publicly available information. We have not sought the consent of the sources to refer to the publicly available reports in this prospectus.

We have not taken any action to permit a public offering of the ADSs outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of the ADSs and the distribution of this prospectus outside of the United States.

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PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in or incorporated by reference into this prospectus that we consider important. This summary does not contain all of the information you should consider before investing in our securities. You should read this summary together with the entire prospectus, including the risks related to our business, our industry, investing in our ordinary shares and our location in the United Kingdom, that we describe under “Risk Factors” and our consolidated financial statements and the related notes incorporated by reference into this prospectus and the other documents incorporated by reference into this prospectus, which are described under “Incorporation by Reference” before making an investment in our securities.

Overview

We are a clinical-stage biopharmaceutical company focused on developing treatments for acute and chronic inflammation, specifically through the inhibition of the complement and leukotriene pathways. Each of these systems has scientifically well-supported causative roles in the diseases being targeted by us. We believe that blocking early mediators of inflammation will prevent initiation and continual amplification of the processes that cause certain diseases.

Our lead product candidate, nomacopan inhibits both terminal complement activation and leukotriene B4, or LTB4. It inhibits terminal complement activation by tightly binding to C5 and preventing its cleavage. It inhibits LTB4 by capturing the fatty acid within the body of the nomacopan protein.

Nomacopan is a recombinant small protein (16,740 Da) derived from a protein originally discovered in the saliva of the Ornithodoros moubata tick, where it modulates the host immune system to allow the parasite to feed without alerting the host to its presence or provoking an immune response.

Nomacopan has received orphan drug status from the U.S. Food and Drug Administration, or the FDA, and the European Medicines Agency, or the EMA, for paroxysmal nocturnal hemoglobinuria, or PNH, Guillain Barré Syndrome, or GBS, high-risk hematopoietic stem cell transplant-associated thrombotic microangiopathy, or HSCT-TMA, and bullous pemphigoid, or BP. Orphan drug designation provides us with certain benefits and incentives, including a period of marketing exclusivity if regulatory approval of the drug is ultimately received for the designated indication. The receipt of orphan drug designation status does not change the regulatory requirements or process for obtaining marketing approval and the designation does not mean that marketing approval will be received.

We have received Fast Track designation from the FDA for the investigation of nomacopan for the treatment of pediatric HSCT-TMA and for the treatment of PNH in patients who have polymorphisms conferring Soliris® (eculizumab) resistance. The Fast Track program was created by the FDA to facilitate the development and expedite the review of new drugs which show promise in treating a serious or life-threatening disease and address an unmet medical need. Drugs with Fast Track designation may also qualify for priority review to expedite the FDA review process, if relevant criteria are met.

Our clinical targets for nomacopan are orphan inflammatory diseases where the inhibition of both C5 and LTB4 are implicated, including bullous pemphigoid, or BP, pediatric HSCT-TMA, and as well as inflammatory conditions in the eye and lung including dry eye, dry AMD and COVID-19 pneumonia. Our clinical programs are in different stages of development ranging from Phase I to Phase III.

July 2021 Private Placement

On July 7, 2021 we entered into securities purchase agreements with certain accredited and institutional investors, led by existing investors of the Company, including Dr. Ray Prudo, the Company’s Chairman, providing for the issuance of an aggregate of 7,947,529 ADSs in a private placement at $1.55 per ADS for aggregate gross proceeds of approximately $12.3 million. In addition, the Company also entered into a placement agent agreement, pursuant to which the placement agent agreed to serve as the placement agent for the Company in connection with the offering. Under the placement agent agreement, the Company paid the placement agent a total cash placement fee of approximately $933,000; an expense reimbursement not to exceed $50,000 and a non-accountable expense allowance of $10,000. The placement agent also received 398,384 of compensation warrants, which are immediately exercisable and will expire five years from issuance at an exercise price of $2.32 per ADS, subject to adjustment as set forth therein. The warrants may be exercised on a cashless basis if six months after issuance there is no effective registration registering the ADSs underlying the warrants. Subject to certain conditions, the Company has the option to “call” the exercise of the warrants from time to time after any 10 consecutive trading day period during which the daily volume weighted average price of the ADSs exceeds $3.00. The offering initially closed on July 14, 2021, a second closing was held on July 15, 2021 and a third closing was held on August 27, 2021.

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Corporate Information

Our legal and commercial name is Akari Therapeutics, Plc. We were originally established as a private limited company under the laws of England and Wales on October 7, 2004 under the name Freshname No. 333 Limited. On January 19, 2005, we changed our name to Morria Biopharmaceuticals Limited and on February 3, 2005, we completed a reverse merger with Morria Biopharmaceuticals Inc., or Morria, a Delaware corporation, in which Morria became our wholly-owned subsidiary and we re-registered as a non-traded public limited company under the laws of England and Wales. Morria was dedicated to the discovery and development of novel, first-in-class, non-steroidal, synthetic anti-inflammatory drugs. On March 22, 2011, we incorporated an Israeli subsidiary, Morria Biopharma Ltd. On June 25, 2013, we changed our name to Celsus Therapeutics Plc and, on October 13, 2013, Morria was renamed Celsus Therapeutics Inc. As of the date of this prospectus, Celsus Therapeutics Inc. and Morria Biopharma Ltd. do not conduct any operations.

On September 18, 2015, we completed an acquisition of all of the capital stock of Volution Immuno Pharmaceuticals SA, or Volution, a private Swiss company, from RPC Pharma Limited, or RPC, Volution’s sole shareholder, in exchange for our ordinary shares, in accordance with the terms of a Share Exchange Agreement, dated as of July 10, 2015.  In connection with the acquisition, our name was changed to Akari Therapeutics, Plc and the combined company focused on the development and commercialization of life-transforming treatments for a range of rare and orphan autoimmune and inflammatory diseases caused by dysregulation of complement C5.

Our ADSs have been listed on the Nasdaq Capital Market under the symbol “AKTX” since September 21, 2015 and under the symbol “CLTX” from January 31, 2014 until September 18, 2015. Prior to that, our ADSs were quoted on the OTCQB under the symbol “CLSXD” from January 3, 2014 to January 30, 2014 and were quoted on the OTCQB under the symbol “CLSXY” from September 16, 2013 until January 2, 2014 and under the symbol “MRRBY” from February 19, 2013 to September 15, 2013. Effective January 3, 2014, our ratio of ADSs to ordinary shares changed from one ADS per each two ordinary shares to one ADS per each ten ordinary shares and, effective as of September 17, 2015, our ratio of ADSs to ordinary shares changed from one ADS per each ten ordinary shares to one ADS per each one hundred ordinary shares. Currently, each ADS represents by one hundred ordinary shares. On December 8, 2020, the currency of the Company’s ordinary shares was changed from pounds sterling to US dollars and the nominal (par) value of an ordinary share was reduced to $0.0001.

Our principal office is located at 75/76 Wimpole Street, London W1G 9RT, United Kingdom, and our telephone number is +44 20 8004 0270. Our website address is www.akaritx.com. The information contained on, or that can be accessed through, our website is neither a part of nor incorporated into this prospectus. We have included our website address in this prospectus solely as an inactive textual reference. Puglisi & Associates, or Puglisi, serves as our agent for service of process in the United States. Puglisi’s address is 850 Library Avenue, Suite 204, Newark, Delaware 19711.

Implications of being a Foreign Private Issuer

On July 1, 2016, we became a foreign private issuer having previously lost this status at the end of 2014. As a foreign private issuer, we are not subject to the same requirements that are imposed upon U.S. domestic issuers by the SEC. Under the Exchange Act, we are subject to reporting obligations that, in certain respects, are less detailed and less frequent than those of U.S. domestic reporting companies. For example, we will not be required to issue proxy statements that comply with the requirements applicable to U.S. domestic reporting companies. We will also have four months after the end of each fiscal year to file our annual reports with the SEC and will not be required to file current reports as frequently or promptly as U.S. domestic reporting companies. Furthermore, our officers, directors, and principal shareholders will be exempt from the requirements to report transactions in our equity securities and from the short-swing profit liability provisions contained in Section 16 of the Exchange Act. These exemptions and leniencies, along with other corporate governance exemptions resulting from our ability to rely on home country rules, will reduce the frequency and scope of information and protections to which you may otherwise have been eligible in relation to a U.S. domestic reporting companies. If we were to lose our foreign private issuer status, the regulatory and compliance costs to us under U.S. securities laws as a U.S. domestic issuer will be significantly more than costs we incur as a foreign private issuer.

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The Offering

ADSs Offered	Up to an aggregate of 834,591,300 ordinary shares, par value $0.0001 per share of Akari Therapeutics, Plc, represented by 8,345,913 American Depository Shares, or ADSs, consisting of (i) 794,752,900 ordinary shares represented by 7,947,529 ADSs issued to the selling stockholders pursuant to the July 2021 Private Placement and (ii) 39,838,400 ordinary shares represented by 398,384 ADSs issuable upon the exercise of placement agent warrants issued in connection with the July 2021 Private Placement. The selling shareholders are identified in the table commencing on page 10. Each ADS represents 100 ordinary shares.

Ordinary Shares Outstanding as of August 27, 2021	4,759,731,923 ordinary shares.

Use of proceeds	We will not receive any proceeds from the sale of the ordinary shares represented by ADSs by the selling shareholders. All net proceeds from the sale of the ordinary shares represented by ADSs covered by this prospectus will go to the selling shareholders. However, we may receive the proceeds from any exercise of placement agent warrants. See the section of this prospectus titled “Use of Proceeds.”

Nasdaq Capital Market Symbol	AKTX

Risk factors	Before investing in our securities, you should carefully read and consider the “Risk Factors” beginning on page 5 of this prospectus.

Depositary	Deutsche Bank Trust Company Americas.

Unless otherwise indicated, the number of ordinary shares outstanding prior to and after this offering is based on 4,759,731,923 ordinary shares outstanding as of August 27, 2021, and excludes:

•	123,449,035 ordinary shares (equivalent to 1,234,490 ADSs) issuable upon the exercise of options outstanding as of July 29, 2021 at a weighted-average exercise price of $0.08 per ordinary share (equivalent to $8.31 per ADS);

•	276,550,965 additional ordinary shares (equivalent to 2,765,509 ADSs) available for future issuance as of July 29, 2021 under our 2014 Equity Incentive Compensation Plan;

•	279,763,600 ordinary shares (equivalent to 2,797,636 ADSs) issuable upon exercise of unregistered warrants issued to investors in the February 2020 private placement offering, having an exercise price of $2.20 per ADS;

•	44,962,300 ordinary shares (equivalent to 449,623 ADSs) issuable upon exercise of unregistered warrants issued to the placement agent in connection with the February 2020 private placement offering, at an exercise price of $2.55 per ADS;

•	118,421,300 ordinary shares (equivalent to 1,184,213 ADSs) issuable upon exercise of unregistered warrants issued to investors in the July 2019 registered direct offering, having an exercise price of $3.00 per ADS;

•

17,762,900 ordinary shares (equivalent to 177,629 ADSs) issuable upon exercise of unregistered warrants issued to the placement agent in connection with the July 2019 registered direct offering, at an exercise price of $2.85 per ADS; and

•	39,838,400 ordinary shares (equivalent to 398,384 ADSs) issuable upon exercise of unregistered placement agent warrants issued to investors in the July 2021 Private Placement, having an exercise price of $2.32 per ADS

Unless otherwise indicated, all information in this prospectus assumes no exercise of the outstanding options or warrants described above.

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RISK FACTORS

An investment in our securities involves a high degree of risk, you should carefully consider the risk factors set forth in our most recent Annual Report on Form 20-F on file with the SEC, which is incorporated by reference into this prospectus, as well as the following risk factors, which supplement or augment the risk factors set forth in our Annual Report on Form 20-F. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus. The risks and uncertainties not presently known to us or that we currently deem immaterial may also materially harm our business, operating results and financial condition and could result in a complete loss of your investment.

A substantial number of ADSs may be sold in this offering, which could cause the price of our ADSs to decline.

We are registering for resale 834,591,300 ordinary shares represented by 8,345,913 ADSs issuable upon the exercise of private placement warrants held by the selling shareholders. This sale and any future sales of a substantial number of ADSs in the public market, or the perception that such sales may occur, could adversely affect the price of the ADSs on the NASDAQ Capital Market. We cannot predict the effect, if any, that market sales of those ADSs or the availability of those ADSs for sale will have on the market price of the ADSs.

Sales of a substantial number of shares of the ADSs by our existing shareholders in the public market could cause our share price to fall.

If our existing shareholders sell, or indicate an intention to sell, substantial amounts of the ADSs in the public market, the trading price of the ADSs could decline. In addition, a substantial number of ordinary shares are subject to options that are or will become eligible for sale in the public market to the extent permitted by the provisions of various vesting schedules. If these additional ordinary shares (as represented by ADSs), or if it is perceived that they will be sold, in the public market, the trading price of our ADSs could decline.

Insiders have control over us which could delay or prevent a change in corporate control or result in the entrenchment of management and/or the board of directors.

As of August 27, 2021, our directors and executive officers, together with their affiliates and related persons, beneficially own, in the aggregate, approximately 19.5% of our outstanding ordinary shares. RPC Pharma Limited, or RPC, which is controlled by our chairman Dr. Ray Prudo, beneficially owns approximately 18.2% of our outstanding ordinary shares. In addition, as of such date, and based on information provided to us by Aspire Capital, Aspire Capital beneficially owns approximately 18.0% of our outstanding shares. Accordingly, these shareholders, if acting together, or Dr. Prudo, individually, or Aspire Capital may have the ability to impact the outcome of matters submitted to our shareholders for approval, including the election and removal of directors and any merger, consolidation, or sale of all or substantially all of our assets. In addition, these persons may have the ability to influence the management and affairs of our company. Accordingly, this concentration of ownership may harm the market price of our ADSs by:

•	delaying, deferring, or preventing a change in control;

•	entrenching our management and/or the board of directors;

•	impeding a merger, consolidation, takeover, or other business combination involving us; or

•	discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of us.

Our management has concluded that our disclosure controls and procedures were ineffective.

Our management has concluded that our disclosure controls and procedures for the fiscal year ended December 31, 2020 were not effective for the fiscal year ended December 31, 2020 due to the material weakness described in our most recent Annual Report on Form 20-F.  If we do not effectively remediate the material weakness identified, we may not be able to accurately report our financial condition, results of operations or cash flows on a timely basis, which may adversely affect investor confidence in us.

If we are deemed or become a passive foreign investment company, or PFIC, for U.S. federal income tax purposes in 2021 or in any prior or subsequent years, there may be negative tax consequences for U.S. taxpayers that are holders of our ADSs.

We will be treated as a passive foreign investment company, or PFIC, for U.S. federal income tax purposes in any taxable year in which either (i) at least 75% of our gross income is “passive income” or (ii) on average at least 50% of our assets by value produce passive income or are held for the production of passive income. Passive income for this purpose generally includes, among other things, certain dividends, interest, royalties, rents and gains from commodities and securities transactions and from the sale or exchange of property that gives rise to passive income. Passive income also includes amounts derived by reason of the temporary investment of funds, including those raised in a public offering. In determining whether a non-U.S. corporation is a PFIC, a proportionate share of the income and assets of each corporation in which it owns, directly or indirectly, at least a 25% interest (by value) is taken into account.

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We believe we were not a PFIC for 2020.  Because the PFIC determination is highly fact sensitive, there can be no assurance that we will not be a PFIC for 2021 or for any other taxable year. If we were to be characterized as a PFIC for U.S. federal income tax purposes in any taxable year during which a U.S. shareholder owns our ADSs, and such U.S. shareholder does not make an election to treat us as a “qualified electing fund,” or QEF, or make a “mark-to-market” election, then “excess distributions” to such U.S. shareholder, and any gain realized on the sale or other disposition of our ADSs will be subject to special rules. Under these rules: (i) the excess distribution or gain would be allocated ratably over the U.S. shareholder’s holding period for ADSs; (ii) the amount allocated to the current taxable year and any period prior to the first day of the first taxable year in which we were a PFIC would be taxed as ordinary income; and (iii) the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year, and an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year. In addition, if the U.S. Internal Revenue Service, or IRS, determines that we are a PFIC for a year with respect to which we have determined that we were not a PFIC, it may be too late for a U.S. shareholder to make a timely QEF or mark-to-market election. U.S. shareholders who hold our ADSs during a period when we are a PFIC will be generally subject to the foregoing rules, even if we cease to be a PFIC in subsequent years, subject to certain exceptions, including for U.S. shareholders who made a timely QEF or mark-to-market election. A U.S. shareholder can make a QEF election by completing the relevant portions of and filing IRS Form 8621 in accordance with the instructions thereto. A QEF election generally may not be revoked without the consent of the IRS. If an investor provides reasonable notice to us that it has determined to make a QEF election, we intend to provide annual financial information to such investor as may be reasonably required for purposes of filing United States federal income tax returns in connection with such QEF election.

U.S. investors are urged to consult their own tax advisors regarding the possible application of the PFIC rules.

Our auditor’s report on our financial statements states that our recurring operating losses, negative cash flows and dependence on additional financial support raises substantial doubt about our ability to continue as a going concern, which may have a detrimental effect on our ability to obtain additional funding.

The report of our U.S. independent registered public accounting firm on our financial statements for the period ended December 31, 2020, includes an explanatory paragraph raising substantial doubt about our ability to continue as a going concern as a result of our recurring losses from operations and net capital deficiency. Our future is dependent upon our ability to obtain financing in the future. This opinion could materially limit our ability to raise funds. If we fail to raise sufficient capital when needed, we will not be able to complete our business plan. As a result, we may have to liquidate our business and you may lose your investment in our ADSs.

Our business may be adversely affected by the impact of coronavirus.

Public health epidemics or outbreaks could adversely impact our business. In late 2019, a novel strain of COVID-19, also known as coronavirus, was reported in Wuhan, China. While initially the outbreak was largely concentrated in China, it has now spread to several other countries, including in the United Kingdom, and infections have been reported globally. The extent to which the coronavirus impacts our operations will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the duration and severity of the outbreak, and the actions that may be required to contain the coronavirus or treat its impact. In particular, the continued spread of the coronavirus globally, could adversely impact our operations and workforce, including our research and clinical trials and our ability to raise capital, could affect the operations of key governmental agencies, such as the FDA, which may delay the development of our product candidates and could result in the inability of our suppliers to deliver components or raw materials on a timely basis or at all, each of which in turn could have an adverse impact on our business, financial condition and results of operation.

6

NOTE REGARDING FORWARD LOOKING STATEMENTS

This prospectus contains or incorporates by reference forward-looking statements and readers are cautioned that our actual results may differ materially from those discussed in the forward-looking statements. All statements other than statements of historical facts contained in this prospectus, including statements regarding our strategy, future operations, future financial position, future revenue, projected costs, prospects, plans, objectives of management and expected market growth are forward-looking statements. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Words such as “may,” “anticipate,” “estimate,” “expects,” “projects,” “intends,” “plans,” “believes” and words and terms of similar substance used in connection with any discussion of future operating or financial performance, identify forward-looking statements. Forward-looking statements represent management’s present judgment regarding future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.

Such risks and uncertainties include, but are not limited to:

•	our needs for additional capital to fund our operations;

•	our ability to continue as a going concern;

•	uncertainties of cash flows and inability to meet working capital needs;

•	an inability or delay in obtaining required regulatory approvals for nomacopan and any other product candidates, which may result in unexpected cost expenditures;

•	our ability to obtain orphan drug designation in additional indications;

•	risks inherent in drug development in general;

•	uncertainties in obtaining successful clinical results for nomacopan and any other product candidates and unexpected costs that may result therefrom;

•	difficulties enrolling patients in our clinical trials;

•	our ability to enter into collaborative, licensing, and other commercial relationships and on terms commercially reasonable to us;

•	failure to realize any value of nomacopan and any other product candidates developed and being developed in light of inherent risks and difficulties involved in successfully bringing product candidates to market;

•	inability to develop new product candidates and support existing product candidates;

•	the approval by the FDA and EMA and any other similar foreign regulatory authorities of other competing or superior products brought to market;

•	risks resulting from unforeseen side effects;

•	risk that the market for nomacopan may not be as large as expected;

•	risks associated with the impact of the COVID-19 pandemic;

•	risks associated with the departure of our former Chief Executive Officers and other executive officers;

•	risks associated with our disclosure controls and procedures not been ineffective due to a material weakness;

•	inability to obtain, maintain and enforce patents and other intellectual property rights or the unexpected costs associated with such enforcement or litigation;

•	inability to obtain and maintain commercial manufacturing arrangements with third party manufacturers or establish commercial scale manufacturing capabilities;

•	the inability to timely source adequate supply of our active pharmaceutical ingredients from third party manufacturers on whom the Company depends; and

•	unexpected cost increases and pricing pressures.

In light of these assumptions, risks and uncertainties, the results and events discussed in the forward-looking statements contained in this prospectus might not occur. We are not under any obligation, and we expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. All subsequent forward-looking statements attributable to us or to any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

We have obtained the statistical data, market data and other industry data and forecasts used throughout this prospectus from publicly available information. We have not sought the consent of the sources to refer to the publicly available reports in this prospectus.

You should read this prospectus and the documents that we have filed as exhibits to the prospectus supplement with the understanding that our actual future results may be materially different from what we expect. We do not assume any obligation to update any forward-looking statements whether as a result of new information, future events or otherwise, except as required by applicable law.

7

USE OF PROCEEDS

We will not receive any proceeds from the sale of the ordinary shares represented by ADSs by the selling shareholders. All net proceeds from the sale of the ordinary shares represented by ADSs and the placement agent warrants covered by this prospectus will go to the selling shareholders. We expect that the selling shareholders will sell their ordinary shares represented by ADSs as described under “Plan of Distribution”.

We may receive proceeds from the exercise of the placement agent warrants and issuance of the placement agent warrant ADSs. If all of the placement agent warrants mentioned above were exercised for cash in full, the proceeds would be approximately $924,250. We intend to use the net proceeds of such warrant exercise, if any, for research and development, general and administrative expenses, and for working capital purposes. Pending such uses, we intend to invest the net proceeds in short-term, interest-bearing, investment grade securities or as otherwise pursuant our customary investment policies. We can make no assurances that any of the placement agent warrants will be exercised, or if exercised, that they will be exercised for cash, the quantity which will be exercised or in the period in which they will be exercised.

CAPITALIZATION

The following table sets forth our cash and capitalization as of March 31, 2021:

•	on an actual basis; and

•	on a pro forma basis giving effect to the sale by us of 117,647,100 ordinary shares (equivalent to 1,176,471 ADSs) subsequent to March 31, 2021 at a weighted-average price of approximately $0.017 per share (equivalent to approximately $1.70 per ADS) for gross proceeds of $2,000,001; and

•	on a pro forma as adjusted basis, giving further effect to the issuance and sale by us of 7,947,529 ADSs, representing 794,752,900 ordinary shares, in the July 2021 Private Placement, after deducting the placement agent fees and estimated offering expenses payable by us.

The following information should be read in conjunction with the consolidated financial statements and related notes incorporated by reference in this prospectus supplement and the accompanying prospectus. For more details on how you can obtain the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, see “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

	As of March 31, 2021		Pro Forma As
	Actual	Pro Forma	Adjusted
	(in thousands, except share and per share data)
Cash	$6,668,325	$8,668,326	$19,914,132
Liability related to Options and Warrants
Stockholders' equity:
Share capital	384,733	396,498	475,973
Additional paid-in capital	139,819,543	141,807,779	152,974,110
Capital Redemption Reserve	52,193,811	52,193,811	52,193,811
Accumulated other comprehensive income	(341,968)	(341,968)	(341,968)
Accumulated deficit	(188,119,312)	(188,119,312)	(188,119,312)
Total stockholders' equity	3,936,807	5,936,808	17,182,614
Total capitalization (long-term liabilities and equity)	$3,936,807	$5,936,808	$17,182,614

The number of ordinary shares indicated as issued and outstanding above is based on 3,847,331,923 ordinary shares outstanding as of March 31, 2021, and excludes:

8

•	123,449,035 ordinary shares (equivalent to 1,234,490 ADSs) issuable upon the exercise of options outstanding as of July 29, 2021 at a weighted-average exercise price of approximately $0.08 per ordinary share (equivalent to approximately $8.31 per ADS);

•	276,550,965 additional ordinary shares (equivalent to 2,765,509 ADSs) available for future issuance as of July 29, 2021 under our 2014 Equity Incentive Compensation Plan;

•	117,647,100 ordinary shares (equivalent to 1,176,471 ADSs) issued to Aspire Capital Fund, LLC in May 2021 under a security purchase agreement;

•	756,043,300 ordinary shares (equivalent to 7,560,433 ADSs) issued to investors in the July 2021 Private Placement offering;

•	279,763,600 ordinary shares (equivalent to 2,797,636 ADSs) issuable upon exercise of unregistered warrants issued to investors in the February 2020 private placement offering, having an exercise price of $2.20 per ADS;

•	39,838,400 ordinary shares (equivalent to 398,384 ADSs) issuable upon exercise of unregistered warrants issued to the placement agent in connection with the July 2021 private placement offering, at an exercise price of $2.32 per ADS;

•	44,962,300 ordinary shares (equivalent to 449,623 ADSs) issuable upon exercise of unregistered warrants issued to the placement agent in connection with the February 2020 private placement offering, at an exercise price of $2.55 per ADS;

•	118,421,300 ordinary shares (equivalent to 1,184,213 ADSs) issuable upon exercise of unregistered warrants issued to investors in the July 2019 registered direct offering, having an exercise price of $3.00 per ADS; and

•	17,762,900 ordinary shares (equivalent to 177,629 ADSs) issuable upon exercise of unregistered warrants issued to the placement agent in connection with the July 2019 registered direct offering, at an exercise price of $2.85 per ADS.

9

SELLING SHAREHOLDERS

The ordinary shares represented by ADSs being offered by the selling shareholders are (i) those ordinary shares represented by ADSs and (ii) those ordinary shares represented by ADSs issuable upon exercise of placement agent warrants, in each case, previously issued in connection with the July 2021 Private Placement. For additional information regarding the issuance of those ADSs and placement agent warrants to purchase ADSs, see “Prospectus Summary – July 2021 Private Placement” above. We are registering the ordinary shares represented by ADSs in order to permit the selling shareholders to offer the ordinary shares represented by ADSs for resale from time to time. Other than with respect to (i)  Dr. Ray Prudo, who is our chairman, and (ii) Aspire Capital Funds, LLC, which is party to a financing arrangement with us to purchase up to $30.0 million of our ADSs, and except for the ownership of the placement agent warrants, and the ADSs issued and issuable pursuant to the July 2021 Private Placement, the selling shareholders have not had any material relationship with us within the past three years.

The table below lists the selling shareholders and other information regarding the beneficial ownership of the ordinary shares represented by ADSs by each of the selling shareholders. The second column lists the number of ordinary shares represented by ADSs beneficially owned by each selling stockholder, based on its ownership of ADSs and placement agent warrants, as of August 27, 2021, assuming exercise of the placement agent warrants by the selling shareholders on that date, without regard to any limitations on conversions or exercises. The third column lists the maximum number of ordinary shares represented by ADSs being offered in this prospectus by the selling shareholders. The fourth and fifth columns list the amount of ordinary shares represented by ADSs owned after the offering, by number of ordinary shares represented by ADSs and percentage of outstanding ordinary shares, assuming in both cases the sale of all of the ordinary shares represented by ADSs offered by the selling shareholders pursuant to this prospectus, and without regard to any limitations on conversions or exercises.

Under the terms of the placement agent warrants issued in the July 2021 Private Placement, a selling stockholder may not exercise the placement agent warrants to the extent such exercise would cause such selling stockholder, together with its affiliates, to beneficially own a number of ordinary shares which would exceed 4.99% or 9.99% of our then outstanding ordinary shares following such exercise, excluding for purposes of such determination ordinary shares not yet issuable upon exercise of the placement agent warrants which have not been exercised. The number of shares does not reflect this limitation. The selling shareholders may sell all, some or none of their ordinary shares represented by ADSs or placement agent warrants in this offering. See “Plan of Distribution.”

10

Selling Shareholder	Number of Ordinary Shares Owned Prior to Offering		Maximum Number of Ordinary Shares to be Sold Pursuant to this Prospectus		Number of Ordinary Shares Owned After the Offering		Percentage of Ordinary Shares Owned After the Offering
Mark Suwyn	12,903,200	(1)	12,903,200		-		-
William Stocker	7,846,500	(2)	3,225,800	(3)	4,620,700	(4)	*
Robert Horowitz	6,451,600	(5)	6,451,600		-		-
Clayton A Struve	6,451,600	(6)	6,451,600		-		-
Francis Lymburner	12,903,200	(7)	12,903,200		-		*
James C & Karen A Prieur	6,451,600	(8)	6,451,600		-		-
James T Betts	6,451,600	(9)	6,451,600		-		-
Angus Bruce	5,161,200	(10)	5,161,200		-		-
Jack Cavin Holland 1979 Trust	2,580,600	(11)	2,580,600		-		-
Jerry B Watkins Declaration of Trust	6,451,600	(12)	6,451,600		-		-
Steven & Kaye Yost Family Trust UAD 2/7/92	2,000,000	(13)	2,000,000		-		-
Lars Bader	33,159,300	(14)	25,806,400	(15)	7,352,900	(16)	-
Edward H Dobroski	3,225,800	(17)	3,225,800		-		-
Ravikumar Vasireddy	1,912,900	(18)	1,612,900	(19)	300,000	(20)	-
Paul M & Mary Jo Arnold	31,000,000	(21)	7,000,000	(22)	24,000,000	(23)	-
ATJ Consulting LLC	30,612,900	(24)	19,612,900	(25)	11,000,000	(26)	-
Diana L Blanton	9,154,400	(27)	4,838,700	(28)	4,315,700	(29)	*
Cavalry Fund I LP	32,500,000	(30)	32,500,000		-		-
William W Cerullo	4,766,100	(31)	4,516,100	(32)	250,000	(33)	-
Joseph P Errico	40,800,000	(34)	10,000,000	(35)	30,800,000	(36)	*
Fernyhough Investments Ltd	30,483,800	(37)	15,483,800	(38)	15,000,000	(39)	-
Lewis Ladocsi	10,000,000	(40)	10,000,000		-		-
Bryan Ley	6,451,600	(41)	6,451,600		-		-
Matthew Moskowitz	20,322,500	(42)	10,322,500	(43)	10,000,000	(44)	-
Peter S Staats	13,500,000	(45)	10,000,000	(46)	3,500,000	(47)	-
Todd Tew	3,870,900	(48)	3,870,900		-		-
Charles Robinson Revocable Dec of Trust	1,612,900	(49)	1,612,900		-		-
Ellen Gardner	4,838,700	(50)	4,838,700		-		-
J&C Resources LLC	1,500,000	(51)	1,500,000		-		-
Bryan Bertoglio	12,903,200	(52)	12,903,200		-		-
Charles Engbers	3,225,800	(53)	3,225,800		-		-
Blaine 2000 Revocable Trust	1,612,900	(54)	1,612,900		-		-
Calcott Family Trust	2,580,600	(55)	2,580,600		-		-
William H Costigan	1,612,900	(56)	1,612,900		-		-
Allen Gabriel	3,225,800	(57)	3,225,800		-		-
GBS Living Trust	3,225,800	(58)	3,225,800		-		-
George & Jane Copland	2,219,300	(59)	1,419,300	(60)	800,000	(61)	-
George Martin	3,225,800	(62)	3,225,800		-		-
Randy Rabin	1,612,900	(63)	1,612,900		-		-
Aspire Capital Fund LLC	1,044,753,900	(64)	258,064,600	(65)	786,689,300	(66)	18.0%
Gerald A Tomsic 1995 Trust	3,225,800	(67)	3,225,800		-		-
Veronica Marano & Thomas Volckening	16,294,900	(68)	9,677,400	(69)	6,617,500	(70)	-
Sean McCance	19,354,800	(71)	19,354,800				-
Wamoh, LLC	4,838,700	(72)	4,838,700				-
Leonard E Samuels & Leah Kaplan-Samuels	3,225,800	(73)	3,225,800				-
Julie A Goldstein	30,000,000	(74)	15,000,000	(75)	15,000,000	(76)	*
Martin Krytus	28,250,700	(77)	28,250,700				-
NG Whitecloud LP	60,000,000	(78)	10,000,000	(79)	50,000,000	(80)	-
Donald Wojnowski	143,632,700	(81)	28,865,000	(82)	114,767,700	(83)	-
Arturo Filippe	1,612,900	(84)	1,612,900				-
Steven Knowles	1,612,900	(85)	1,612,900				-
Northlea Partners LLLP	1,935,400	(86)	1,935,400				*
Burt Stangarone	4,200,000	(87)	2,600,000	(88)	1,600,000	(89)	-
Howard A & Mary B Bialick	45,225,800	(90)	7,225,800	(91)	38,000,000	(92)	-
Thomas Errico	32,193,500	(93)	6,193,500	(94)	26,000,000	(95)	-
Pranabio Investments LLC	335,000,000	(96)	80,000,000	(97)	255,000,000	(98)	6.6%
Gregory R Gomes Trust	3,225,800	(99)	3,225,800				-
Merri Moken	8,927,900	(100)	4,516,100	(101)	4,411,800	(102)	-
Vijay & Tejal Patel	1,612,900	(103)	1,612,900				-
Dmitry Aksenov	387,900	(104)	387,900	(105)			-
Hazem Algendi	4,634,500	(106)	2,302,500	(107)	2,332,000	(108)	*
Christopher Clark	9,258,800	(109)	3,702,700	(110)	5,556,100	(111)	*
Jarrett Collins	77,500	(112)	77,500				-
Timothy Dabulis	136,300	(113)	101,700	(114)	34,600	(115)	-
Trent Davis	658,600	(116)	658,600				*
Thomas Endres	29,100	(117)	29,100				-
Peter Fogarty	451,900	(118)	367,800	(119)	84,100	(120)	-
Ever Onofre-Gonzalez	38,800	(121)	38,800				-
Michael Kousoudakis	38,800	(122)	38,800				-
Albert Landstrom	1,459,400	(123)	578,000	(124)	881,400	(125)	*
Terry Lynch	33,900	(126)	33,900				-
Margaret Lorraine Maxfield	225,400	(127)	100,000	(128)	125,400	(129)	-
John Nole	84,100	(130)	34,100	(131)	50,000	(132)	-
Thomas Parigian	9,258,800	(133)	3,702,700	(134)	5,556,100	(135)	*
Gary Saccaro	1,737,400	(136)	1,737,400				*
Robert Setteducati	9,258,800	(137)	3,702,700	(138)	5,556,100	(139)	*
Mason Sexton	428,000	(140)	338,000	(141)	90,000	(142)	*
Harry Striplin	197,600	(143)	197,600				-
Malcolm Alexander Winks	1,615,600	(144)	658,600	(145)	957,000	(146)	*
Marta Wypych	1,471,200	(147)	796,800	(148)	674,400	(149)	*
Paulson Investment Company, LLC	15,735,200	(150)	6,388,200	(151)	9,347,000	(152)	*
Praxis Trustees Limited As trustee of The Sonic Healthcare Holding Company (153)	871,186,700	(154)	38,709,600	(155)	832,477,100	(156)	18.2%

*  Denotes less than 1%

11

(1)	Represents 12,903,200 ordinary shares represented by 129,032 ADSs acquired in our July 2021 Private Placement.

(2)	Represents (i) 1,973,700 ordinary shares represented by 19,737 ADSs issuable upon exercise of warrants issued in our July 2019 Financing, (ii) 1,764,700 ordinary shares represented by 17,647 ADSs acquired in our February 2020 Private Placements, (iii) 882,300 ordinary shares represented by 8,823 ADSs issuable upon exercise of warrants issued in our February 2020 Private Placements, and (iv) 3,225,800 ordinary shares represented by 32,258 ADSs acquired in our July 2021 Private Placement.

(3)	Represents 3,225,800 ordinary shares represented by 32,258 ADSs acquired in our July 2021 Private Placement.

(4)	Represents (i) 1,973,700 ordinary shares represented by 19,737 ADSs issuable upon exercise of warrants issued in our July 2019 Financing, (ii) 1,764,700 ordinary shares represented by 17,647 ADSs acquired in our February 2020 Private Placements, and (iii) 882,300 ordinary shares represented by 8,823 ADSs issuable upon exercise of warrants issued in our February 2020 Private Placements.

(5)	Represents 6,451,600 ordinary shares represented by 64,516 ADSs acquired in our July 2021 Private Placement.

(6)	Represents 6,451,600 ordinary shares represented by 64,516 ADSs acquired in our July 2021 Private Placement.

(7)	Represents 12,903,200 ordinary shares represented by 129,032 ADSs acquired in our July 2021 Private Placement.

(8)	Represents 6,451,600 ordinary shares represented by 64,516 ADSs acquired in our July 2021 Private Placement.

(9)	Represents 6,451,600 ordinary shares represented by 64,516 ADSs acquired in our July 2021 Private Placement.

12

(10)	Represents 5,161,200 ordinary shares represented by 51,612 ADSs acquired in our July 2021 Private Placement.

(11)	Represents 2,580,600 ordinary shares represented by 25,806 ADSs acquired in our July 2021 Private Placement.

(12)	Represents 6,451,600 ordinary shares represented by 64,516 ADSs acquired in our July 2021 Private Placement.

(13)	Represents 2,000,000 ordinary shares represented by 20,000 ADSs acquired in our July 2021 Private Placement.

(14)	Represents (i) 7,352,900 ordinary shares represented by 73,529 ADSs issuable upon exercise of warrants issued in our February 2020 Private Placements, and (ii) 25,806,400 ordinary shares represented by 258,064 ADSs acquired in our July 2021 Private Placement.

(15)	Represents 25,806,400 ordinary shares represented by 258,064 ADSs acquired in our July 2021 Private Placement.

(16)	Represents 7,352,900 ordinary shares represented by 73,529 ADSs issuable upon exercise of warrants issued in our February 2020 Private Placements.

(17)	Represents 3,225,800 ordinary shares represented by 32,258 ADSs acquired in our July 2021 Private Placement.

(18)	Represents (i) 300,000 ordinary shares represented by 30,000 ADSs, and (ii) 1,612,900 ordinary shares represented by 16,129 ADSs acquired in our July 2021 Private Placement.

(19)	Represents 1,612,900 ordinary shares represented by 16,129 ADSs acquired in our July 2021 Private Placement.

(20)	Represents 300,000 ordinary shares represented by 30,000 ADSs.

13

(21)	Represents (i) 24,000,000 ordinary shares represented by 240,000 ADSs acquired in our February 2020 Private Placements, and (ii) 7,000,000 ordinary shares represented by 70,000 ADSs acquired in our July 2021 Private Placement.

(22)	Represents 7,000,000 ordinary shares represented by 70,000 ADSs acquired in our July 2021 Private Placement.

(23)	Represents 24,000,000 ordinary shares represented by 240,000 ADSs acquired in our February 2020 Private Placements.

(24)	Represents (i) 11,000,000 ordinary shares represented by 110,000 ADSs, and (ii) 19,612,900 ordinary shares represented by 196,129 ADSs acquired in our July 2021 Private Placement.

(25)	Represents 19,612,900 ordinary shares represented by 196,129 ADSs acquired in our July 2021 Private Placement.

(26)	Represents 11,000,000 ordinary shares represented by 110,000 ADSs.

(27)	Represents (i) 1,315,700 ordinary shares represented by 13,157 ADSs acquired in our July 2019 Financing, (ii) 3,000,000 ordinary shares represented by 30,000 ADSs acquired in our February 2020 Private Placements, and (iii) 4,838,700 ordinary shares represented by 48,387 ADSs acquired in our July 2021 Private Placement.

(28)	Represents 4,838,700 ordinary shares represented by 48,387 ADSs acquired in our July 2021 Private Placement.

(29)	Represents (i) 1,315,700 ordinary shares represented by 13,157 ADSs acquired in our July 2019 Financing, and (ii) 3,000,000 ordinary shares represented by 30,000 ADSs acquired in our February 2020 Private Placements.

14

(30)	Represents 32,500,000 ordinary shares represented by 325,000 ADSs acquired in our July 2021 Private Placement.

(31)	Represents (i) 250,000 ordinary shares represented by 2,500 ADSs, and (ii) 4,516,100 ordinary shares represented by 45,161 ADSs acquired in our July 2021 Private Placement.

(32)	Represents 4,516,100 ordinary shares represented by 45,161 ADSs acquired in our July 2021 Private Placement.

(33)	Represents 250,000 ordinary shares represented by 2,500 ADSs.

(34)	Represents (i) 3,784,000 ordinary shares represented by 37,840 ADSs, (ii) 681,600 ordinary shares represented by 6,816 ADSs issuable upon exercise of warrants issued in our July 2019 Financing, (iii) 10,000,000 ordinary shares represented by 100,000 ADSs acquired in our February 2020 Private Placements, (iv) 5,000,000 ordinary shares represented by 50,000 ADSs issuable upon exercise of warrants issued in our February 2020 Private Placements, (v) 11,334,400 ordinary shares represented by 113,344 ADSs, and (vi) 10,000,000 ordinary shares represented by 100,000 ADSs acquired in our July 2021 Private Placement.

(35)	Represents 10,000,000 ordinary shares represented by 100,000 ADSs acquired in our July 2021 Private Placement.

(36)	Represents (i) 3,784,000 ordinary shares represented by 37,840 ADSs, (ii) 681,600 ordinary shares represented by 6,816 ADSs issuable upon exercise of warrants issued in our July 2019 Financing, (iii) 10,000,000 ordinary shares represented by 100,000 ADSs acquired in our February 2020 Private Placements, (iv) 5,000,000 ordinary shares represented by 50,000 ADSs issuable upon exercise of warrants issued in our February 2020 Private Placements, and (v) 11,334,400 ordinary shares represented by 113,344 ADSs.

(37)	Represents (i) 15,000,000 ordinary shares represented by 150,000 ADSs, and (ii) 15,483,800 ordinary shares represented by 154,838 ADSs acquired in our July 2021 Private Placement.

(38)	Represents 15,483,800 ordinary shares represented by 154,838 ADSs acquired in our July 2021 Private Placement.

(39)	Represents 15,000,000 ordinary shares represented by 150,000 ADSs.

15

(40)	Represents 10,000,000 ordinary shares represented by 100,000 ADSs acquired in our July 2021 Private Placement.

(41)	Represents 6,451,600 ordinary shares represented by 64,516 ADSs acquired in our July 2021 Private Placement.

(42)	Represents (i) 10,000,000 ordinary shares represented by 100,000 ADSs, and (ii) 10,322,500 ordinary shares represented by 103,225 ADSs acquired in our July 2021 Private Placement.

(43)	Represents 10,322,500 ordinary shares represented by 103,225 ADSs acquired in our July 2021 Private Placement.

(44)	Represents 10,000,000 ordinary shares represented by 100,000 ADSs.

(45)	Represents (i) 3,500,000 ordinary shares represented by 35,000 ADSs, and (ii) 10,000,000 ordinary shares represented by 100,000 ADSs acquired in our July 2021 Private Placement.

(46)	Represents 10,000,000 ordinary shares represented by 100,000 ADSs acquired in our July 2021 Private Placement.

(47)	Represents 3,500,000 ordinary shares represented by 35,000 ADSs.

16

(48)	Represents 3,870,900 ordinary shares represented by 38,709 ADSs acquired in our July 2021 Private Placement.

(49)	Represents 1,612,900 ordinary shares represented by 16,129 ADSs acquired in our July 2021 Private Placement.

(50)	Represents 4,838,700 ordinary shares represented by 48,387 ADSs acquired in our July 2021 Private Placement.

(51)	Represents 1,500,000 ordinary shares represented by 15,000 ADSs acquired in our July 2021 Private Placement.

(52)	Represents 12,903,200 ordinary shares represented by 129,032 ADSs acquired in our July 2021 Private Placement.

(53)	Represents 3,225,800 ordinary shares represented by 32,258 ADSs acquired in our July 2021 Private Placement.

(54)	Represents 1,612,900 ordinary shares represented by 16,129 ADSs acquired in our July 2021 Private Placement.

(55)	Represents 2,580,600 ordinary shares represented by 25,806 ADSs acquired in our July 2021 Private Placement.

(56)	Represents 1,612,900 ordinary shares represented by 16,129 ADSs acquired in our July 2021 Private Placement.

(57)	Represents 3,225,800 ordinary shares represented by 32,258 ADSs acquired in our July 2021 Private Placement.

(58)	Represents 3,225,800 ordinary shares represented by 32,258 ADSs acquired in our July 2021 Private Placement.

(59)	Represents (i) 800,000 ordinary shares represented by 8,000 ADSs, and (ii) 1,419,300 ordinary shares represented by 14,193 ADSs acquired in our July 2021 Private Placement.

(60)	Represents 1,419,300 ordinary shares represented by 14,193 ADSs acquired in our July 2021 Private Placement.

(61)	Represents 800,000 ordinary shares represented by 8,000 ADSs.

(62)	Represents 3,225,800 ordinary shares represented by 32,258 ADSs acquired in our July 2021 Private Placement.

17

(63)	Represents 1,612,900 ordinary shares represented by 16,129 ADSs acquired in our July 2021 Private Placement.

(64)	Represents (i) 701,550,000 ordinary shares represented by 7,015,500 ADSs, (ii) 85,139,300 ordinary shares represented by 851,393 ADSs issuable upon exercise of warrants, and (iii) 258,064,600 ordinary shares represented by 2,580,646 ADSs acquired in our July 2021 Private Placement.

(65)	Represents 258,064,600 ordinary shares represented by 2,580,646 ADSs acquired in our July 2021 Private Placement.

(66)	Represents (i) 701,550,000 ordinary shares represented by 7,015,500 ADSs and (ii) 85,139,300 ordinary shares represented by 851,393 ADSs issuable upon exercise of warrants.

(67)	Represents 3,225,800 ordinary shares represented by 32,258 ADSs acquired in our July 2021 Private Placement.

(68)	Represents (i) 6,617,500 ordinary shares represented by 66,175 ADSs acquired in our February 2020 Private Placements, and (ii) 9,677,400 ordinary shares represented by 96,774 ADSs acquired in our July 2021 Private Placement.

(69)	Represents 9,677,400 ordinary shares represented by 96,774 ADSs acquired in our July 2021 Private Placement.

(70)	Represents 6,617,500 ordinary shares represented by 66,175 ADSs acquired in our February 2020 Private Placements.

(71)	Represents 19,354,800 ordinary shares represented by 193,548 ADSs acquired in our July 2021 Private Placement.

(72)	Represents 4,838,700 ordinary shares represented by 48,387 ADSs acquired in our July 2021 Private Placement.

(73)	Represents 3,225,800 ordinary shares represented by 32,258 ADSs acquired in our July 2021 Private Placement.

(74)	Represents (i) 10,000,000 ordinary shares represented by 100,000 ADSs acquired in our February 2020 Private Placements, (ii) 5,000,000 ordinary shares represented by 500,000 ADSs issuable upon exercise of warrants issued in our February 2020 Private Placements, and (iii) 15,000,000 ordinary shares represented by 150,000 ADSs acquired in our July 2021 Private Placement.

(75)	Represents 15,000,000 ordinary shares represented by 150,000 ADSs acquired in our July 2021 Private Placement.

(76)	Represents (i) 10,000,000 ordinary shares represented by 100,000 ADSs acquired in our February 2020 Private Placements, and (ii) 5,000,000 ordinary shares represented by 500,000 ADSs issuable upon exercise of warrants issued in our February 2020 Private Placements.

18

(77)	Represents 28,250,700 ordinary shares represented by 282,507 ADSs acquired in our July 2021 Private Placement.

(78)	Represents (i) 50,000,000 ordinary shares represented by 500,000 ADSs, and (ii) 10,000,000 ordinary shares represented by 100,000 ADSs acquired in our July 2021 Private Placement.

(79)	Represents 10,000,000 ordinary shares represented by 100,000 ADSs acquired in our July 2021 Private Placement.

(80)	Represents 50,000,000 ordinary shares represented by 500,000 ADSs.

(81)	Represents (i) 18,853,700 ordinary shares represented by 188,537 ADSs issuable upon exercise of placement agent warrants issued in our February 2020 Private Placements, (ii) 7,214,000 ordinary shares represented by 72,140 ADSs issuable upon exercise of placement agent warrants issued in our July 2019 Financing and (iii) 11,398,900 ordinary shares represented by 113,989 ADSs.

(82)	Represents (i) 15,000,000 ordinary shares represented by 150,000 ADSs acquired in our July 2021 Private Placement, and (ii) 13,865,000 ordinary shares represented by 138,650 ADSs issuable upon exercise of placement agent warrants issued in our July 2021 Private Placement.

(83)	Represents (i) 18,853,700 ordinary shares represented by 188,537 ADSs issuable upon exercise of warrants issued in our February 2020 Private Placements, (ii) 7,214,000 ordinary shares represented by 72,140 ADSs issuable upon exercise of warrants issued in our July 2019 Financing and (iii) 11,398,900 ordinary shares represented by 113,989 ADSs.

(84)	Represents 1,612,900 ordinary shares represented by 16,129 ADSs acquired in our July 2021 Private Placement.

(85)	Represents 1,612,900 ordinary shares represented by 16,129 ADSs acquired in our July 2021 Private Placement.

(86)	Represents 1,935,400 ordinary shares represented by 19,354 ADSs acquired in our July 2021 Private Placement.

(87)	Represents (i) 1,500,000 ordinary shares represented by 15,000 ADSs acquired in our February 2020 Private Placements, (ii) 100,000 ordinary shares represented by 1,000 ADSs issuable upon exercise of warrants issued in our February 2020 Private Placements, and (iii) 2,600,000 ordinary shares represented by 26,000 ADSs acquired in our July 2021 Private Placement.

(88)	Represents 2,600,000 ordinary shares represented by 26,000 ADSs acquired in our July 2021 Private Placement.

(89)	Represents (i) 1,500,000 ordinary shares represented by 15,000 ADSs acquired in our February 2020 Private Placements, and (ii) 100,000 ordinary shares represented by 1,000 ADSs issuable upon exercise of warrants issued in our February 2020 Private Placements.

(90)	Represents (i) 10,000,000 ordinary shares represented by 100,000 ADSs acquired in our February 2020 Private Placements, (ii) 5,000,000 ordinary shares represented by 50,000 ADSs issuable upon exercise of warrants issued in our February 2020 Private Placements, (iii) 23,000,000 ordinary shares represented by 230,000 ADSs, and (iv) 7,225,800 ordinary shares represented by 72,258 ADSs acquired in our July 2021 Private Placement.

(91)	Represents 7,225,800 ordinary shares represented by 72,258 ADSs acquired in our July 2021 Private Placement.

(92)	Represents (i) 10,000,000 ordinary shares represented by 100,000 ADSs acquired in our February 2020 Private Placements, (ii) 5,000,000 ordinary shares represented by 50,000 ADSs issuable upon exercise of warrants issued in our February 2020 Private Placements, and (iii) 23,000,000 ordinary shares represented by 230,000 ADSs.

(93)	Represents (i) 6,000,000 ordinary shares represented by 60,000 ADSs acquired in our February 2020 Private Placements, (ii) 3,000,000 ordinary shares represented by 30,000 ADSs issuable upon exercise of warrants issued in our February 2020 Private Placements, (iii) 17,000,000 ordinary shares represented by 170,000 ADSs, and (iv) 6,193,500 ordinary shares represented by 61,935 ADSs acquired in our July 2021 Private Placement.

(94)	Represents 6,193,500 ordinary shares represented by 61,935 ADSs acquired in our July 2021 Private Placement.

(95)	Represents (i) 6,000,000 ordinary shares represented by 60,000 ADSs acquired in our February 2020 Private Placements, (ii) 3,000,000 ordinary shares represented by 30,000 ADSs issuable upon exercise of warrants issued in our February 2020 Private Placements, and (iii) 17,000,000 ordinary shares represented by 170,000 ADSs.

(96)	Represents (i) 132,500,000 ordinary shares represented by 1,325,000 ADSs, (ii) 32,500,000 ordinary shares represented by 325,000 ADSs issuable upon exercise of warrants issued in our July 2019 Financing, (iii) 60,000,000 ordinary shares represented by 600,000 ADSs acquired in our February 2020 Private Placements, (iv) 30,000,000 ordinary shares represented by 300,000 ADSs issuable upon exercise of warrants issued in our February 2020 Private Placements, and (v) 80,000,000 ordinary shares represented by 800,000 ADSs acquired in our July 2021 Private Placement.

(97)	Represents 80,000,000 ordinary shares represented by 800,000 ADSs acquired in our July 2021 Private Placement.

(98)	Represents (i) 132,500,000 ordinary shares represented by 1,325,000 ADSs, (ii) 32,500,000 ordinary shares represented by 325,000 ADSs issuable upon exercise of warrants issued in our July 2019 Financing, (iii) 60,000,000 ordinary shares represented by 600,000 ADSs acquired in our February 2020 Private Placements, and (iv) 30,000,000 ordinary shares represented by 300,000 ADSs issuable upon exercise of warrants issued in our February 2020 Private Placements.

(99)	Represents 3,225,800 ordinary shares represented by 32,258 ADSs acquired in our July 2021 Private Placement.

(100)	Represents (i) 2,941,200 ordinary shares represented by 29,412 ADSs acquired in our February 2020 Private Placements, (ii) 1,470,600 ordinary shares represented by 14,706 ADSs issuable upon exercise of warrants issued in our February 2020 Private Placements, and (iii) 4,516,100 ordinary shares represented by 32,258 ADSs acquired in our July 2021 Private Placement.

(101)	Represents 4,516,100 ordinary shares represented by 32,258 ADSs acquired in our July 2021 Private Placement.

(102)	Represents (i) 2,941,200 ordinary shares represented by 29,412 ADSs acquired in our February 2020 Private Placements, and (ii) 1,470,600 ordinary shares represented by 14,706 ADSs issuable upon exercise of warrants issued in our February 2020 Private Placements

(103)	Represents 1,612,900 ordinary shares represented by 16,129 ADSs acquired in our July 2021 Private Placement.

(104)	Represents 387,900 ordinary shares represented by 3,879 ADSs issuable upon exercise of placement agent warrants issued in our July 2021 Private Placement.

(105)	Represents 387,900 ordinary shares represented by 3,879 ADSs issuable upon exercise of placement agent warrants issued in our July 2021 Private Placement.

(106)	Represents (i) 2,302,300 ordinary shares represented by 23,023 ADSs issuable upon exercise of warrants issued in our February 2020 Private Placements, (ii) 29,700 ordinary shares represented by 297 ADSs issuable upon exercise of warrants issued in our July 2019 Financing, and (iii) 2,302,500 ordinary shares represented by 23,025 ADSs issuable upon exercise of placement agent warrants issued in our July 2021 Private Placement.

(107)	Represents 2,302,500 ordinary shares represented by 23,025 ADSs issuable upon exercise of placement agent warrants issued in our July 2021 Private Placement.

(108)	Represents (i) 2,302,300 ordinary shares represented by 23,023 ADSs issuable upon exercise of placement agent warrants issued in our February 2020 Private Placements and (ii) 29,700 ordinary shares represented by 297 ADSs issuable upon exercise of placement agent warrants issued in our July 2019 Financing.

(109)	Represents (i) 4,162,700 ordinary shares represented by 41,627 ADSs issuable upon exercise of placement agent warrants issued in our February 2020 Private Placements, (ii) 1,393,400 ordinary shares represented by 13,934 ADSs issuable upon exercise of placement agent warrants issued in our July 2019 Financing, and (iii) 3,702,700 ordinary shares represented by 37,027 ADSs issuable upon exercise of placement agent warrants issued in our July 2021 Private Placement.

(110)	Represents 3,702,700 ordinary shares represented by 37,027 ADSs issuable upon exercise of placement agent warrants issued in our July 2021 Private Placement.

(111)	Represents (i) 4,162,700 ordinary shares represented by 41,627 ADSs issuable upon exercise of placement agent warrants issued in our February 2020 Private Placements and (ii) 1,393,400 ordinary shares represented by 13,934 ADSs issuable upon exercise of placement agent warrants issued in our July 2019 Financing.

(112)	Represents 77,500 ordinary shares represented by 775 ADSs issuable upon exercise of placement agent warrants issued in our July 2021 Private Placement.

(113)	Represents (i) 34,600 ordinary shares represented by 346 ADSs issuable upon exercise of placement agent warrants issued in our July 2019 Financing and (ii) 77,500 ordinary shares represented by 1,017 ADSs issuable upon exercise of placement agent warrants issued in our July 2021 Private Placement.

(114)	Represents 77,500 ordinary shares represented by 1,017 ADSs issuable upon exercise of placement agent warrants issued in our July 2021 Private Placement.

(115)	Represents 34,600 ordinary shares represented by 346 ADSs issuable upon exercise of placement agent warrants issued in our July 2019 Financing.

(116)	Represents 658,600 ordinary shares represented by 6,586 ADSs issuable upon exercise of placement agent warrants issued in our July 2021 Private Placement.

(117)	Represents 29,100 ordinary shares represented by 291 ADSs issuable upon exercise of placement agent warrants issued in our July 2021 Private Placement.

(118)	Represents (i) 84,100 ordinary shares represented by 841 ADSs issuable upon exercise of placement agent warrants issued in our July 2019 Financing, and (ii) 367,800 ordinary shares represented by 3,678 ADSs issuable upon exercise of placement agent warrants issued in our July 2021 Private Placement.

(119)	Represents 367,800 ordinary shares represented by 3,678 ADSs issuable upon exercise of placement agent warrants issued in our July 2021 Private Placement.

(120)	Represents 84,100 ordinary shares represented by 841 ADSs issuable upon exercise of placement agent warrants issued in our July 2019 Financing.

(121)	Represents 38,800 ordinary shares represented by 388 ADSs issuable upon exercise of placement agent warrants issued in our July 2021 Private Placement.

(122)	Represents 38,800 ordinary shares represented by 388 ADSs issuable upon exercise of placement agent warrants issued in our July 2021 Private Placement.

(123)	Represents (i) 442,400 ordinary shares represented by 4,424 ADSs issuable upon exercise of placement agent warrants issued in our February 2020 Private Placements, (ii) 439,000 ordinary shares represented by 4,390 ADSs issuable upon exercise of placement agent warrants issued in our July 2019 Financing, and (iii) 578,000 ordinary shares represented by 5,780 ADSs issuable upon exercise of placement agent warrants issued in our July 2021 Private Placement.

(124)	Represents 578,000 ordinary shares represented by 5,780 ADSs issuable upon exercise of placement agent warrants issued in our July 2021 Private Placement.

(125)	Represents (i) 442,400 ordinary shares represented by 4,424 ADSs issuable upon exercise of placement agent warrants issued in our February 2020 Private Placements, and (ii) 439,000 ordinary shares represented by 4,390 ADSs issuable upon exercise of placement agent warrants issued in our July 2019 Financing.

(126)	Represents 33,900 ordinary shares represented by 339 ADSs issuable upon exercise of placement agent warrants issued in our July 2021 Private Placement.

(127)	Represents (i) 125,400 ordinary shares represented by 1,254 ADSs issuable upon exercise of placement agent warrants issued in our July 2019 Financing, and (ii) 100,000 ordinary shares represented by 1,000 ADSs issuable upon exercise of placement agent warrants issued in our July 2021 Private Placement.

(128)	Represents 100,000 ordinary shares represented by 1,000 ADSs issuable upon exercise of placement agent warrants issued in our July 2021 Private Placement.

(129)	Represents 125,400 ordinary shares represented by 1,254 ADSs issuable upon exercise of placement agent warrants issued in our July 2019 Financing.

(130)	Represents (i) 50,000 ordinary shares represented by 500 ADSs issuable upon exercise of placement agent warrants issued in our July 2019 Financing, and (ii) 34,100 ordinary shares represented by 341 ADSs issuable upon exercise of placement agent warrants issued in our July 2021 Private Placement.

(131)	Represents 34,100 ordinary shares represented by 341 ADSs issuable upon exercise of placement agent warrants issued in our July 2021 Private Placement.

(132)	Represents 50,000 ordinary shares represented by 500 ADSs issuable upon exercise of placement agent warrants issued in our July 2019 Financing.

(133)	Represents (i) 4,162,700 ordinary shares represented by 41,627 ADSs issuable upon exercise of placement agent warrants issued in our February 2020 Private Placements, (ii) 1,393,400 ordinary shares represented by 13,934 ADSs issuable upon exercise of placement agent warrants issued in our July 2019 Financing, and (iii) 3,702,700 ordinary shares represented by 37,027 ADSs issuable upon exercise of placement agent warrants issued in our July 2021 Private Placement.

(134)	Represents 3,702,700 ordinary shares represented by 37,027 ADSs issuable upon exercise of placement agent warrants issued in our July 2021 Private Placement.

(135)	Represents (i) 4,162,700 ordinary shares represented by 41,627 ADSs issuable upon exercise of placement agent warrants issued in our February 2020 Private Placements, and (ii) 1,393,400 ordinary shares represented by 13,934 ADSs issuable upon exercise of placement agent warrants issued in our July 2019 Financing.

(136)	Represents 1,737,400 ordinary shares represented by 17,374 ADSs issuable upon exercise of placement agent warrants issued in our July 2021 Private Placement.

(137)	Represents (i) 4,162,700 ordinary shares represented by 41,627 ADSs issuable upon exercise of placement agent warrants issued in our February 2020 Private Placements, (ii) 1,393,400 ordinary shares represented by 13,934 ADSs issuable upon exercise of placement agent warrants issued in our July 2019 Financing, and (iii) 3,702,700 ordinary shares represented by 37,027 ADSs issuable upon exercise of placement agent warrants issued in our July 2021 Private Placement.

(138)	Represents 3,702,700 ordinary shares represented by 37,027 ADSs issuable upon exercise of placement agent warrants issued in our July 2021 Private Placement.

(139)	Represents (i) 4,162,700 ordinary shares represented by 41,627 ADSs issuable upon exercise of placement agent warrants issued in our February 2020 Private Placements, and (ii) 1,393,400 ordinary shares represented by 13,934 ADSs issuable upon exercise of placement agent warrants issued in our July 2019 Financing.

(140)	Represents 90,000 ordinary shares represented by 900 ADSs issuable upon exercise of placement agent warrants issued in our February 2020 Private Placements, and (ii) 338,000 ordinary shares represented by 3,380 ADSs issuable upon exercise of placement agent warrants issued in our July 2021 Private Placement.

(141)	Represents 338,000 ordinary shares represented by 3,380 ADSs issuable upon exercise of placement agent warrants issued in our July 2021 Private Placement.

(142)	Represents 90,000 ordinary shares represented by 900 ADSs issuable upon exercise of placement agent warrants issued in our February 2020 Private Placements.

(143)	Represents 197,600 ordinary shares represented by 1,976 ADSs issuable upon exercise of placement agent warrants issued in our July 2021 Private Placement.

(144)	Represents (i) 731,300 ordinary shares represented by 7,313 ADSs issuable upon exercise of placement agent warrants issued in our February 2020 Private Placements, (ii) 225,700 ordinary shares represented by 2,257 ADSs issuable upon exercise of placement agent warrants issued in our July 2019 Financing, and (iii) 658,600 ordinary shares represented by 6,586 ADSs issuable upon exercise of placement agent warrants issued in our July 2021 Private Placement.

(145)	Represents 658,600 ordinary shares represented by 6,586 ADSs issuable upon exercise of placement agent warrants issued in our July 2021 Private Placement.

(146)	Represents (i) 731,300 ordinary shares represented by 7,313 ADSs issuable upon exercise of placement agent warrants issued in our February 2020 Private Placements, and (ii) 225,700 ordinary shares represented by 2,257 ADSs issuable upon exercise of placement agent warrants issued in our July 2019 Financing.

(147)	Represents (i) 674,400 ordinary shares represented by 6,744 ADSs issuable upon exercise of placement agent warrants issued in our February 2020 Private Placements, and (ii) 796,800 ordinary shares represented by 7,968 ADSs issuable upon exercise of placement agent warrants issued in our July 2021 Private Placement.

(148)	Represents 796,800 ordinary shares represented by 7,968 ADSs issuable upon exercise of placement agent warrants issued in our July 2021 Private Placement.

(149)	Represents 674,400 ordinary shares represented by 6,744 ADSs issuable upon exercise of placement agent warrants issued in our February 2020 Private Placements.

(150)	Represents (i) 7,092,300 ordinary shares represented by 70,923 ADSs issuable upon exercise of placement agent warrants issued in our February 2020 Private Placements, (ii) 2,254,700 ordinary shares represented by 22,547 ADSs issuable upon exercise of placement agent warrants issued in our July 2019 Financing, and (iii) 6,388,200 ordinary shares represented by 63,882 ADSs issuable upon exercise of placement agent warrants issued in our July 2021 Private Placement.

(151)	Represents 6,388,200 ordinary shares represented by 63,882 ADSs issuable upon exercise of placement agent warrants issued in our July 2021 Private Placement.

(152)	Represents (i) 7,092,300 ordinary shares represented by 70,923 ADSs issuable upon exercise of placement agent warrants issued in our February 2020 Private Placements and (ii) 2,254,700 ordinary shares represented by 22,547 ADSs issuable upon exercise of placement agent warrants issued in our July 2019 Financing.

(153)	Praxis Trustees Ltd. is holding shares beneficially owned by Dr. Ray Prudo. Dr. Ray Prudo is our Executive Chairman and is a member of our board of directors. Dr. Prudo has voting and dispositive control over the 809,977,100 ordinary shares owned by RPC Pharma Limited (“RPC”), and owns approximately 67.8% of RPC’s outstanding shares (including option grants), including 10.6% of RPC’s outstanding shares held in trust for Dr. Stuart Ungar, a member of our board of directors. The principal business office of RPC Pharma Limited is Regent House, Office 21, Bisazza Street, Silema, SLM 1640, Malta. Dr. Prudo disclaims beneficial ownership except to the extent of his actual pecuniary interest in such shares.

(154)	Represents (i) 800,766,600 ordinary shares represented by 8,007,666 ADSs, (ii) 9,210,500 ordinary shares represented by 92,105 ADSs issuable upon exercise of warrants, (iii) 15,000,000 ordinary shares represented by 150,000 ADSs acquired in our February 2020 Private Placements, (iv) 7,500,000 ordinary shares represented by 75,000 ADSs issuable upon exercise of warrants issued in our February 2020 Private Placements, and (v) 38,709,600 ordinary shares represented by 387,096 ADSs acquired in our July 2021 Private Placement.

(155)	Represents 38,709,600 ordinary shares represented by 387,096 ADSs acquired in our July 2021 Private Placement.

(156)	Represents (i) 800,766,600 ordinary shares represented by 8,007,666 ADSs, (ii) 9,210,500 ordinary shares represented by 92,105 ADSs issuable upon exercise of warrants, (iii) 15,000,000 ordinary shares represented by 150,000 ADSs acquired in our February 2020 Private Placements, and (iv) 7,500,000 ordinary shares represented by 75,000 ADSs issuable upon exercise of warrants issued in our February 2020 Private Placements.

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DESCRIPTION OF SHARE CAPITAL AND ARTICLES OF ASSOCIATION

The following summarizes the material rights of holders of ordinary shares, as set out in our Articles of Association. The following summary is qualified in its entirety by reference to the Companies Act and to our Articles of Association, which is filed as an exhibit to our Form F-3 filed with the SEC on December 23, 2020, which is incorporated by reference in this prospectus.

We were originally established as a private limited company under the laws of England and Wales on October 7, 2004 under the name Freshname No. 333 Limited. On January 19, 2005, we changed our name to Morria Biopharmaceuticals Limited and on February 3, 2005, we completed a reverse merger with Morria Biopharmaceuticals Inc., or Morria, a Delaware corporation, in which Morria became our wholly-owned subsidiary and we re-registered as a non-traded public limited company under the laws of England and Wales. Morria was dedicated to the discovery and development of novel, first-in-class, non-steroidal, synthetic anti-inflammatory drugs. On March 22, 2011, we incorporated an Israeli subsidiary, Morria Biopharma Ltd. On June 25, 2013, we changed our name to Celsus Therapeutics Plc and on October 13, 2013 Morria was renamed Celsus Therapeutics Inc. On September 25, 2015, we further changed our name to “Akari Therapeutics, Plc”. As such our affairs are governed by our Articles of Association and the English law.

In the following summary, a “shareholder” is the person registered in our register of members as the holder of the relevant securities. For those ordinary shares that have been deposited in our ADS facility pursuant to our deposit agreement with Deutsche Bank Trust Company Americas, as depositary, Deutsche Bank Trust Company Americas, as depositary, or its nominee is deemed the shareholder.

Share Capital

Our board of directors is generally authorized to issue up to 15,000,000,000 ordinary shares of $0.0001 each until June 30, 2026, without seeking shareholder approval, subject to certain limitations. As of March 31, 2021, there were 3,847,331,923 ordinary shares outstanding, outstanding options to purchase 115,649,035 ordinary shares and 229,098,427 ordinary shares available for future issuance under our 2014 Equity Incentive Compensation Plan. In connection with our annual general meeting held on June 30, 2021, the amount of shares available for the grant of awards under our 2014 Equity Incentive Compensation Plan was increased to 400,000,000 ordinary shares. All of our existing issued ordinary shares are fully paid. Accordingly, no further capital may be required by us from the holders of such shares.

The rights and restrictions to which the ordinary shares will be subject are prescribed in our Articles of Association. Our Articles of Association permit our board of directors, with shareholder approval, to determine the terms of any preferred shares that we may issue. Our board of directors is authorized, having obtained the consent of the shareholders, to provide from time to time the issuance of other classes or series of shares and to establish the characteristics of each class or series, including the number of shares, designations, relative voting rights, dividend rights, liquidation and other rights, redemption, repurchase or exchange rights and any other preferences and relative, participating, optional or other rights and limitations not inconsistent with applicable law.

English law does not recognize fractional shares held of record. Accordingly, our Articles of Association do not provide for the issuance of fractional ordinary shares, and our official English share register will not reflect any fractional shares.

We are not permitted under English law to hold our own ordinary shares unless they are repurchased by us and held in treasury.

During the three years ended March 31, 2021, excluding this offering, we have issued an aggregate of 3,847,331,923 ordinary shares, options to purchase an aggregate of 115,649,035 ordinary shares and warrants to purchase an aggregate of 4,609,101 ordinary shares.

Issuance of Options and Warrants

Our Articles of Association provide that, subject to any shareholder approval requirement under any laws, regulations or the rules of any stock exchange to which we are subject, our board of directors is authorized, from time to time, in its discretion, to grant such persons, for such periods and upon such terms as it deems advisable, options to purchase such number of shares of any class or classes or of any series of any class as our board of directors may deem advisable, and to cause warrants or other appropriate instruments evidencing such options to be issued. The Companies Act provides that directors may issue options or warrants without shareholder approval once authorized to do so by the Articles of Association or an ordinary resolution of shareholders. Our board of directors may issue shares upon exercise of options or warrants without shareholder approval or authorization, up to the relevant authorized share capital limit.

20

Dividends

Our Articles of Association provide that our board of directors may, subject to the applicable provisions of the Companies Act, from time to time, declare such dividend as may appear to the board of directors to be justified by the distributable profits of the Company. Subject to the rights of the holders of shares with preferential or other special rights that may be authorized in the future, holders of ordinary shares are entitled to receive dividends according to their rights and interest in our distributable profits. Dividends, to the extent declared, are distributed according to the proportion of the nominal value paid up on account of the shares held at the date so appointed by the Company, without regard to the premium paid in excess of the nominal value, if any. A company may only distribute a dividend out of the company’s distributable profits, as defined under the Companies Act.

Any dividend unclaimed after a period of twelve years from the date of declaration of such dividend shall be forfeited and shall revert to us. In addition, the payment by the board of directors of any unclaimed dividend, interest or other sum payable on or in respect of an ordinary share into a separate account shall not constitute us as a trustee in respect thereof.

Rights in a Liquidation

In the event of our liquidation, subject to applicable law, after satisfaction of liabilities to creditors, our assets will be distributed to the holders of ordinary shares in proportion to their respective holdings. This liquidation right may be affected by the grant of preferential dividends or distribution rights to the holders of a class of shares with preferential rights that may be authorized in the future.

Voting Rights

Holders of ordinary shares have one vote for each ordinary share held on all matters submitted to a vote of shareholders. These voting rights may be affected by the grant of any special voting rights to the holders of a class of shares with preferential rights that may be authorized in the future.

The ordinary shares do not have cumulative voting rights in the election of directors. As a result, holders of ordinary shares that represent more than 50% of the voting power at the general meeting of shareholders, in person or by proxy, have the power to elect all the directors whose positions are being filled at that meeting to the exclusion of the remaining shareholders. At every annual general meeting, one third of the directors who are subject to retirement by rotation, or as near to it as may be, will retire from office. In any two year period, a majority of the directors must stand for re-election or replacement. In the event that this majority has not been met and the number of directors eligible for retirement by rotation under the provision of our Articles of Association are not met, any further directors to retire are those who have been in office the longest since their last appointment or re-appointment, but as between persons who became or were last re-appointed directors on the same day, those to retire are determined by the Board of Directors at the recommendation of the Chairman. A retiring director is eligible for re-appointment, subject to the terms of our Articles of Association.

The actions necessary to change the rights of holders of the ordinary shares are as follows: the rights of the shareholders would need to be altered by way of a special resolution requiring 75% vote of the shareholders who are present and voting in person or by proxy. In order to change the rights of a separate class of shares, it will require such a vote by shareholders of that class of shares.

Preemptive Rights

There are no rights of pre-emption under our Articles of Association in respect of transfers of issued ordinary shares. In certain circumstances, our shareholders have preemptive rights with respect to new issuances of equity securities.  However our board of directors is generally authorized to allot equity securities for cash without triggering shareholder preemptive rights, provided that this power shall (i) be limited to the allotment of equity securities up to an aggregate nominal amount of USD1,500,000; and (ii) expire (unless previously revoked or varied by us), on June 30, 2026.

Transfer of Shares

Fully paid ordinary shares are issued in registered form and may be transferred pursuant to our Articles of Association, unless such transfer is restricted or prohibited by another instrument and subject to applicable securities laws. The Articles of Association state that the directors of the Company may refuse to authorize a transfer of shares if the shares in question have not been paid in full and are therefore only partly paid.

Limitation on Owning Securities

Our Articles of Association do not restrict in any way the ownership or voting of ordinary shares by non-residents. If the Company serves a demand on a person under section 793 to the Companies Act 2006, that person will be required to disclose any interest he has in the shares of the Company.

Fiduciary Duties of Office Holders

Directors owe fiduciary duties to their companies. Chapter 2 of Part 10 of the Companies Act 2006 (2006 Act) codifies certain of those duties. The relevant statutory duties imposed on directors under the 2006 Act are:

•	to act within powers;

•	to promote the success of the company;

•	to exercise independent judgment;

•	to avoid conflicts of interest;

•	not to accept benefits from third parties; and

•	to declare an interest in a proposed transaction or arrangement.

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In addition, the general principles of fiduciary duties as set out in common law continue in place in respect of Directors. The general four principles of fiduciary duties are:

•	No conflict: A must not place himself in a position where his own interests conflict with those of B or where there is a real possibility that this will happen. This is also known as conflict of duty or conflict of interest.

•	No-profit: A must not profit from his position at the expense of B. This is also known as misuse of property held in a fiduciary capacity.

•	Undivided loyalty: A fiduciary owes undivided loyalty to his beneficiary. Rather confusingly, this is sometimes called conflict of duty. A must not place himself in a position where his duty to another customer conflicts with his duty to B.

•	Confidentiality: A must use or disclose information obtained in confidence from B for the benefit only of B.

In the corporate realm, these have been refined as follows:

•	Duty to act in good faith in the best interests of the company: A director had to act at all times in good faith in what he considered was the best interests of the company.

•	Duty to act within the powers conferred by the company’s memorandum and articles of association and to exercise powers for proper purposes: A director could not cause the company to undertake activities outside that permitted by the company’s constitutional documents, or exercise his powers for any “improper purpose”.

•	Duty to avoid conflicting interests and duties: A director was obliged to avoid placing himself in a position where there was a conflict, or possible conflict, between the duties which he owed to the company and either his personal interests or other duties which he owed to a third party.

•	Duty not to make unauthorized profits: A director was under a duty to account for any personal profit made by virtue of his directorship unless the prof it was authorized by shareholder resolution or was in accordance with the company’s articles. The duty to account was strict, and did not depend on fraud or lack of good faith, or on the company suffering any loss.

Standard of Care

A director had to take such actions as would be taken by “a reasonably diligent person,” having both:

•	the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company; and

•	the general knowledge, skill and experience that that director has.

Disclosure of Personal Interests of an Officer Holder

The Companies Act requires that an office holder disclose to the Company any direct or indirect personal interest that he or she may have, and all related material information and documents known to him or her, in connection with any existing or proposed transaction by the company. The disclosure is required to be made promptly and in any event, no later than the board of directors meeting in which the transaction is first discussed.

Section 177 of the Companies Act requires any transaction in which a director has an interest to be declared, and not only those that are extraordinary transactions.

Disclosure of Conflicts of Interests

Except as provided in our Articles of Association, a director may not vote at a meeting of the board or of a committee of the board on any resolution concerning a matter:

•	in which he has (either alone or together with any person connected with him, as provided in the Companies Act) a material interest, other than an interest in shares or debentures or other securities of or in the company; and

•	subject to the Companies Act, which conflicts or may conflict with the interests of the Company.

A director is not counted in the quorum at a meeting in relation to any resolution on which he is debarred from voting.

Notwithstanding the foregoing, a director is entitled to vote and be counted in the quorum in respect of any resolution concerning any of the following matters:

•	the giving of any security, guarantee or indemnity to a third party in respect of a debt or obligation of the Company or any of our subsidiaries for which he himself has assumed responsibility in whole or in part under a guarantee or indemnity or by the giving of security;

•	any proposal concerning an offer of shares or debentures or other securities of or by the Company or any of our subsidiaries for subscription or purchase in which offer he is or is to be interested as a participant as the holder of such shares, debentures or other securities or in its underwriting or sub-underwriting;

•	any contract, arrangement, transaction or other proposal concerning any other company in which he holds an interest not representing one per cent. or more of any class of the equity share capital (calculated exclusive of any shares of that class held as treasury shares) of such company, or of any third company through which his interest is derived, or of the voting rights available to members of the relevant company, any such interest being deemed for the purpose of this regulation to be a material interest in all circumstances;

•	any contract, arrangement, transaction or other proposal concerning the adoption, modification or operation of a superannuation fund or retirement, death or disability benefits scheme under which he may benefit and which has been approved by or is subject to and conditional upon approval by Her Majesty’s Revenue & Customs;

•	any contract, arrangement, transaction or proposal concerning the adoption, modification or operation of any scheme for enabling employees, including full time executive directors of the Company or any of our subsidiaries to acquire shares of the Company or any arrangement for the benefit of employees of the Company or any of our subsidiaries, which does not award him any privilege or benefit not awarded to the employees to whom such scheme relates; or

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•	any contract, arrangement, transaction or proposal concerning insurance which the Company proposes to maintain or purchase for the benefit of directors or for the benefit of persons including directors.

Article 27 of the Articles of Association states, that the board may authorize any matter which may otherwise involve a director breaching his duties under certain sections of the Companies Act 2006 to avoid conflicts of interest.

Any director (including the director which has the conflict) may propose that such conflicted director be authorized in relation to any matter which is the subject of such a conflict. The director with the conflict will not count towards the quorum at the meeting at which the conflict is considered and may not vote on any resolution authorizing the conflict. Where the board gives authority in relation to such a conflict, the board may impose such terms on the relevant director as it deems appropriate.

Directors’ and Officers’ Compensation

The Companies Act requires that a resolution approving provisions to appoint a director for a fixed period of more than two years must not be passed unless a memorandum setting out the proposed contract incorporating the provision is made available to members: in the case of a resolution at a meeting, by being made available for inspection by members of the company both (i) at the company’s registered office for not less than 15 days ending with the date of the meeting, and (ii) at the meeting itself.

Directors’ Borrowing Powers

Our board of directors may, from time to time, in its discretion, cause us to borrow or secure the payment of any sum or sums of money for the purposes of our company.

Retirement of Directors

We do not have any age limitations for our directors, nor do we have mandatory retirement as a result of reaching a certain age.

Share Qualification of Directors

No shareholding qualification is required by a director.

Redemption Provisions.

We may, subject to applicable law and to our Articles of Association, issue redeemable preference shares and redeem the same.

Capital Calls.

Under our Articles of Association and the Companies Act, the liability of our shareholders is limited to the nominal value (i.e. par). The board of directors has the authority to make calls upon the shareholders in respect of any money unpaid on their shares and each shareholder shall pay to us as required by such notice the amount called on his shares. If a call remains unpaid after it has become due and payable, and the fourteen days’ notice provided by the board of directors has not been complied with, any share in respect of which such notice was given may be forfeited by a resolution of the board.

No Sinking Fund

Our ordinary shares do not have sinking fund provisions.

Modification of Rights

Subject to the provisions of the Companies Act, if at any time our capital is divided into different classes of shares, the rights attached to any class may be varied or abrogated with the consent in writing of the holders of at least three-fourths in nominal value of that class or with the sanction of a special resolution passed at a separate meeting of the holders of that class, but not otherwise. The quorum at any such meeting is two or more persons holding, or representing by proxy, at least one-third in nominal value of the issued shares in question.

Shareholders’ Meetings and Resolutions

Pursuant to our Articles of Association, the quorum required for an ordinary meeting of shareholders consists of at least two shareholders present in person or by proxy, who hold shares conferring in the aggregate more than 15% of our issued share capital. If at any time the Company has only one shareholder, such shareholder, in person, by proxy or, if a corporation, by its representative, shall constitute a quorum. A meeting adjourned for lack of a quorum generally is adjourned to the same day in the following week at the same time and place or any time and place as the chairman of the board may designate. Furthermore, the board of the company may call a general meeting whenever they think fit. If the Board, in its absolute discretion, considers that it is impractical or unreasonable for any reason to hold a general meeting on the date or at the time or place specified in the notice calling the general meeting, it may postpone the general meeting to another date, time and/or place.

Under the Companies Act, each shareholder of record must be provided at least 14 calendar days prior to the notice of any general shareholders’ meeting and 21 days prior to the notice of an annual general meeting. Subject to the provisions of the Companies Act, our annual general meeting will be held at such time and place or places as our board may determine. Our board may call a general meeting whenever it thinks fit, and must do so when required under the Companies Act. General meetings must be convened on such requisition, or in default may be convened by such requisitionists or by court order, as provided by the Companies Act.

Voting at any general meeting of shareholders is by a show of hands, unless a poll is demanded. A poll may be demanded by:

•	the chairman of the meeting;

•	at least five shareholders entitled to vote at the meeting;

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•	any shareholder or shareholders representing in the aggregate not less than one-tenth of the total voting rights of all shareholders entitled to vote at the meeting; or

•	any shareholder or shareholders holding shares conferring a right to vote at the meeting on which there have been paid up sums in the aggregate equal to not less than one-tenth of the total sum paid up on all the shares conferring that right.

In a vote by a show of hands, every shareholder who is present in person or by proxy at a general meeting has one vote. In a vote on a poll, every shareholder who is present in person or by proxy shall have one vote for every share of which they are registered as the holder (provided that no shareholder shall have more than one vote on a show of hands notwithstanding that he may have appointed more than one proxy to vote on his behalf). The quorum for a shareholders’ meeting is a minimum of two persons holding at least 15% of the share capital, present in person or by proxy.

Holders of ADSs are also entitled to vote by supplying their voting instructions to Deutsche Bank Trust Company Americas, as depositary, who, subject to the terms of the deposit agreement, will vote the ordinary shares represented by their ADSs in accordance with their instructions. The ability of Deutsche Bank Trust Company Americas, as depositary, to carry out voting instructions may be limited by practical and legal limitations, the terms of the deposit agreement, the terms of our Articles of Association, and the terms of the ordinary shares on deposit. We cannot assure the holders of our ADSs that they will receive voting materials in time to enable them to return voting instructions to Deutsche Bank Trust Company Americas, as depositary, in a timely manner.

Unless otherwise required by law or the Articles of Association, voting in a general meeting is by ordinary resolution. An ordinary resolution is approved by a majority vote of the shareholders present at a meeting at which there is a quorum. Examples of matters that can be approved by an ordinary resolution include:

•	the election of directors;

•	the approval of financial statements;

•	the declaration of final dividends;

•	the appointment of auditors;

•	the increase of authorized share capital; or

•	the grant of authority to issue shares.

A special resolution or an extraordinary resolution requires the affirmative vote of not less than three-fourths of the eligible votes. Examples of matters that must be approved by a special resolution include modifications to the rights of any class of shares, certain changes to the Articles of Association, or our winding-up.

Limitation on Owning Securities

Our Articles of Association do not restrict in any way the ownership or voting of ordinary shares by non-residents. Furthermore, there is no obligation for a shareholder of a UK company which is not listed in the UK or EU to voluntarily disclose his shareholding unless required to do so by the company. If the company serves a demand on a person under section 793 to the Companies Act 2006, that person will be required to disclose any interest he has in the shares of the company.

Change in Control

We can issue additional shares with any rights or restrictions attached to them as long as the Company is not restricted by any rights attached to existing shares. These rights or restrictions can be decided by the directors so long as there is no conflict with any resolution passed by the shareholders. The ability of the directors to issue shares with rights or restrictions that are different than those attached to the currently outstanding ordinary shares could have the effect of delaying, deferring or preventing change of control of our company.

In addition, our board of directors is divided into three classes for purposes of election. One class is elected at each annual general meeting to serve for a three-year term. Because this would prevent shareholders from replacing the entire board at a single meeting, this provision could also have the effect of delaying, deferring or preventing a change in control of our company.

Differences in Corporate Law Between England and the State Of Delaware

As a public limited company incorporated under the laws of England and Wales, the rights of our shareholders are governed by applicable English law, including the Companies Act, and not by the law of any U.S. state. As a result, our directors and shareholders are subject to different responsibilities, rights and privileges than are applicable to directors and shareholders of U.S. corporations. We have set below a summary of the differences between the provisions of the Companies Act applicable to us and the Delaware General Corporation Law relating to shareholders’ rights and protections. This summary is not intended to be a complete discussion of the respective rights and it is qualified in its entirety by reference to English law, Delaware law and our Articles of Association. Before investing, you should consult your legal advisor regarding the impact of English corporate law on your specific circumstances and reasons for investing. The summary below does not include a description of rights or obligations under the U.S. federal securities laws or Nasdaq listing requirements. You are also urged to carefully read the relevant provisions of the Delaware General Corporation Law and the Companies Act for a more complete understanding of the differences between Delaware and English law.

	Delaware	England

Number of Directors	Under Delaware law, a corporation must have at least one director and the number of directors shall be fixed by or in the manner provided in the bylaws, unless specified in the certificate of incorporation.	Under the Companies Act, a public limited company must have at least two directors and the number of directors may be fixed by or in the manner provided in a company’s articles of association.

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	Delaware	England
Removal of Directors	Under Delaware law, directors may be removed from office, with or without cause, by a majority shareholder vote, except (a) in the case of a corporation whose board is classified, shareholders may effect such removal only for cause, unless otherwise provided in the certificate of incorporation, and (b) in the case of a corporation having cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against his or her removal would be sufficient to elect him or her if then cumulatively voted at an election of the entire board of directors, or, if there are classes of directors, at an election of the class of directors of which he or she is a part.	Under the Companies Act, shareholders may remove a director without cause by an ordinary resolution (which is passed by a simple majority of those voting in person or by proxy at a general meeting) irrespective of any provisions of any service contract the director has with the company, provided that 28 clear days’ notice of the resolution is given to the company and certain other procedural requirements under the Companies Act are followed (such as allowing the director to make representations against his or her removal at the meeting and/or in writing).

Vacancies on the Board of Directors	Under Delaware law, vacancies and newly created directorships may be filled by a majority of the directors then in office (even though less than a quorum) or by a sole remaining director unless otherwise provided in the certificate of incorporation or bylaws of the corporation.	Under English law, the procedure by which directors (other than a company’s initial directors) are appointed is generally set out in a company’s articles of association, provided that where two or more persons are appointed as directors of a public limited company by resolution of the shareholders, resolutions appointing each director must be voted on individually unless a resolution of the shareholders that such resolutions do not have to be voted on individually is first agreed to by the meeting without any vote being given against it.

Annual General Meeting	Under Delaware law, the annual meeting of shareholders shall be held at such place, on such date and at such time as may be designated from time to time by the board of directors or as provided in the certificate of incorporation or by the bylaws.	Under the Companies Act, a public limited company must hold an annual general meeting each year. This meeting must be held within six months beginning with the day following the company’s accounting reference date.

General Meeting	Under Delaware law, special meetings of the shareholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the bylaws.	Under the Companies Act, a general meeting of the shareholders of a public limited company may be called by the directors. Shareholders holding at least 5% of the paid-up capital (excluding any paid-up capital held as treasury shares) of the company carrying voting rights at general meetings can also require the directors to call a general meeting.

Notice of General Meetings	Under Delaware law, written notice of any meeting of the shareholders must be given to each shareholder entitled to vote at the meeting not less than ten nor more than 60 days before the date of the meeting and shall specify the place, date, hour and purpose or purposes of the meeting.

The Companies Act provides that a general meeting (other than an adjourned meeting) must be called by notice of:

•          in the case of an annual general meeting, at least 21 days; and

•         in any other case, at least 14 days.

The company’s articles of association may provide for a longer period of notice and, in addition, certain matters (such as the removal of directors or auditors) require special notice, which is 28 clear days’ notice. The shareholders of a company may in all cases consent to a shorter notice period, the proportion of shareholders’ consent required being 100% of those entitled to attend and vote in the case of an annual general meeting and, in the case of any other general meeting, a majority in number of the members having a right to attend and vote at the meeting, being a majority who together hold not less than 95% in nominal value of the shares giving a right to attend and vote at the meeting.

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	Delaware	England
Quorum	The certificate of incorporation or bylaws may specify the number of shares, the holders of which shall be present or represented by proxy at any meeting in order to constitute a quorum, but in no event shall a quorum consist of less than 1/3 of the shares entitled to vote at the meeting. In the absence of such specification in the certificate of incorporation or bylaws, a majority of the shares entitled to vote, present in person or represented by proxy, shall constitute a quorum at a meeting of shareholders.	Subject to the provisions of a company’s articles of association, the Companies Act provides that two shareholders present at a meeting (in person or by proxy) shall constitute a quorum.

Proxy	Under Delaware law, at any meeting of shareholders, a shareholder may designate another person to act for such shareholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period.	Under the Companies Act, at any meeting of shareholders, a shareholder may designate another person to attend, speak and vote at the meeting on their behalf by proxy (or, in the case of a shareholder which is a corporate body, by way of a corporate representative).

Issue of New Shares	Under Delaware law, if the company’s certificate of incorporation so provides, the directors have the power to authorize additional stock. The directors may authorize capital stock to be issued for consideration consisting of cash, any tangible or intangible property or any benefit to the company or any combination thereof.

Under the Companies Act, the directors of a company must not exercise any power to allot shares or grant rights to subscribe for, or to convert any security into, shares unless they are authorized to do so by the company’s articles of association or by an ordinary resolution of the shareholders.

Any authorization given must state the maximum amount of shares that may be allotted under it and specify the date on which it will expire, which must be not more than five years from the date the authorization was given. The authority can be renewed by a further resolution of the shareholders.

Pre-emptive Rights	Under Delaware law, unless otherwise provided in a corporation’s certificate of incorporation, a stockholder does not, by operation of law, possess pre-emptive rights to subscribe to additional issuances of the corporation’s stock.	Under the Companies Act, “equity securities” (being (i) shares in the company other than shares that, with respect to dividends and capital, carry a right to participate only up to a specified amount in a distribution (“ordinary shares”) or (ii) rights to subscribe for, or to convert securities into, ordinary shares) proposed to be allotted for cash must be offered first to the existing equity shareholders in the company in proportion to the respective nominal value of their holdings, unless an exception applies or a special resolution to the contrary has been passed by shareholders in a general meeting or the articles of association provide otherwise in each case in accordance with the provisions of the Companies Act.

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	Delaware	England
Liability of Directors and Officers

Under Delaware law, a corporation’s certificate of incorporation may include a provision eliminating or limiting the personal liability of a director to the corporation and its shareholders for monetary damages arising from a breach of fiduciary duty as a director. However, no provision can limit the liability of a director for:

•     any breach of the director’s duty of loyalty to the corporation or its shareholders;

•    acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•     willful or negligent payment of unlawful dividends or stock purchases or redemptions; or

•     any transaction from which the director derives an improper personal benefit.

Under the Companies Act, any provision (whether contained in a company’s articles of association or any contract or otherwise) that purports to exempt a director of a company (to any extent) from any liability that would otherwise attach to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company is void.

Any provision by which a company directly or indirectly provides an indemnity (to any extent) for a director of the company or of an associated company against any liability attaching to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company of which he or she is a director is also void except as permitted by the Companies Act, which provides exceptions for the company to: (i) purchase and maintain insurance against such liability; (ii) provide a “qualifying third party indemnity” (being an indemnity against liability incurred by the director to a person other than the company or an associated company. Such indemnity must not cover fines imposed in criminal proceedings, penalties imposed by regulatory bodies arising out of non-compliance with regulatory requirements, the defense costs of criminal proceedings where the director is found guilty, the defense costs of civil proceedings successfully brought against the director by the company or an associated company, and the costs of unsuccessful applications by the director for relief); and (iii) provide a “qualifying pension scheme indemnity” (being an indemnity against liability incurred in connection with the company’s activities as trustee of an occupational pension plan).

Voting Rights	Delaware law provides that, unless otherwise provided in the certificate of incorporation, each shareholder of record is entitled to one vote for each share of capital stock held by such shareholder.	Under English law, unless a poll is demanded by the shareholders of a company or is required by the Chairman of the meeting or the company’s articles of association, shareholders shall vote on all resolutions on a show of hands.
Under the Companies Act, a poll may be demanded by: (i) not fewer than five shareholders having the right to vote on the resolution; (ii) any shareholder(s) representing at least 10% of the total voting rights of all the shareholders having the right to vote on the resolution (excluding any voting rights attached to treasury shares); or (iii) any shareholder (s) holding shares in the company conferring a right to vote on the resolution being shares on which an aggregate sum has been paid up equal to not less than 10% of the total sum paid up on all the shares conferring that right. A company’s articles of association may provide more extensive rights for shareholders to call a poll.
Under English law, an ordinary resolution is passed on a show of hands if it is approved by a simple majority (more than 50%) of the votes cast by shareholders present (in person or by proxy) and entitled to vote. If a poll is demanded, an ordinary resolution is passed if it is approved by holders representing a simple majority of the total voting rights of shareholders present (in person or by proxy) who (being entitled to vote) vote on the resolution. Special resolutions require the affirmative vote of not less than 75% of the votes cast by shareholders present (in person or by proxy) at the meeting.

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	Delaware	England
Variation of Class Rights	Under Delaware law, the holders of the outstanding shares of a class shall be entitled to vote as a class upon a proposed amendment, whether or not entitled to vote thereon by the certificate of incorporation, if the amendment would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of the shares of such class, or alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely.

The Companies Act provides that rights attached to a class of shares may only be varied or abrogated in accordance with provision in the company’s articles for the variation or abrogation of those rights or, where the company’s articles contain no such provision, if the holders of shares of that class consent to the variation or abrogation. Consent for these purposes means:

•     consent in writing from the holders of at least 75% in nominal value of the issued shares of that class (excluding any shares held as treasury shares); or

•    a special resolution passed at a separate meeting of the holders of that class sanctioning the variation.

The Companies Act provides that the quorum for a class meeting is not less than two persons holding or representing by proxy at least one-third of the nominal value of the issued shares of that class. Following a variation of class rights, shareholders who amount to not less than 15% of the shareholders of the class in question who did not approve the variation may apply to court to have the variation cancelled. Any application must be made within 21 days of the variation. The court may cancel the variation if it is satisfied having regard to all the circumstances of the case that the variation would unfairly prejudice the shareholders of the class represented by the applicant.

Shareholder Vote on Certain Transactions

Generally, under Delaware law, unless the certificate of incorporation provides for the vote of a larger portion of the stock, completion of a merger, consolidation, sale, lease or exchange of all or substantially all of a corporation’s assets or dissolution requires:

•     the approval of the board of directors; and

•     approval by the vote of the holders of a majority of the outstanding stock or, if the certificate of incorporation provides for more or less than one vote per share, a majority of the votes of the outstanding stock of a corporation entitled to vote on the matter.

Under Delaware law, a contract or transaction between the company and one or more of its directors or officers, or between the company and any other organization in which one or more of its directors or officers, are directors or officers, or have a financial interest, shall not be void solely for this reason, or solely because the director or officer participates in the meeting of the board which authorizes the contract or transaction, or solely because any such director’s or officer’s votes are counted for such purpose, if:

•    the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the board, and the board in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum;

The Companies Act provides for schemes of arrangement, which are arrangements or compromises between a company and any class of shareholders or creditors and used in certain types of reconstructions, amalgamations, capital reorganizations or takeovers. These arrangements require:

•    the approval at a shareholders’ or creditors’ meeting convened by order of the court, of a majority in number of shareholders or creditors representing 75% in value of the capital held by, or debt owed to, the class of shareholders or creditors, or class thereof present and voting, either in person or by proxy; and

•     the approval of the court.

Once approved, sanctioned and effective, all shareholders or creditors of the relevant class and the company are bound by the terms of the scheme. The Companies Act also contains certain provisions relating to transactions between a director and the company, including transactions involving the acquisition of substantial non-cash assets from a director or the sale of substantial noncash assets to a director, and loans between a company and a director or certain connected persons of directors. If such transactions meet certain thresholds set out within the Companies Act the approval of shareholders by ordinary resolution will be required.

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	Delaware	England

•    the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the shareholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the shareholders; or

•    the contract or transaction is fair as to the corporation as of the time it is authorized, approved or ratified, by the board of directors, a committee or the shareholders.

Standard of Conduct for Directors	Delaware law does not contain specific provisions setting forth the standard of conduct of a director. The scope of the fiduciary duties of directors is generally determined by the courts of the State of Delaware. In general, directors have a duty to act without self-interest, on a well-informed basis and in a manner they reasonably believe to be in the best interest of the shareholders. Directors of a Delaware corporation owe fiduciary duties of care and loyalty to the corporation and to its shareholders. The duty of care generally requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself or herself of all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he or she reasonably believes to be in the best interests of the corporation. The director must not use his or her corporate position for personal gain or advantage. In addition, under Delaware law, when the board of directors of a Delaware corporation approves the sale or break-up of a corporation, the board of directors may, in certain circumstances, have a duty to obtain the highest value reasonably available to the shareholders.

Under English law, a director owes various statutory and fiduciary duties to the company, including:

•    to act in the way he or she considers, in good faith, would be most likely to promote the success of the company for the benefit of its shareholders as a whole;

•     to avoid a situation in which he or she has, or can have, a direct or indirect interest that conflicts, or possibly conflicts, with the interests of the company;

•    to act in accordance with the company’s constitution and only exercise his or her powers for the purposes for which they are conferred;

•    to exercise independent judgment;

•    to exercise reasonable care, skill and diligence;

•     not to accept benefits from a third party conferred by reason of his or her being a director or doing (or not doing) anything as a director; and

•    a duty to declare any interest that he or she has, whether directly or indirectly, in a proposed or existing transaction or arrangement with the company.

Shareholder Suits

Under Delaware law, a shareholder may initiate a derivative action to enforce a right of a corporation if the corporation fails to enforce the right itself. The complaint must:

•    state that the plaintiff was a shareholder at the time of the transaction of which the plaintiff complains or that the plaintiff’s shares thereafter devolved on the plaintiff by operation of law; and

•    allege with particularity the efforts made by the plaintiff to obtain the action the plaintiff desires from the directors and the reasons for the plaintiff’s failure to obtain the action; or

•     state the reasons for not making the effort. Additionally, the plaintiff must remain a shareholder through the duration of the derivative suit.

Under English law, generally, the company, rather than its shareholders, is the proper claimant in an action in respect of a wrong done to the company or where there is an irregularity in the company’s internal management. Notwithstanding this general position, the Companies Act provides that (i) a court may allow a shareholder to bring a derivative claim (that is, an action in respect of and on behalf of the company) in respect of a cause of action arising from a director’s negligence, default, breach of duty or breach of trust, subject to complying with the procedural requirements under the Companies Act and (ii) a shareholder may bring a claim for a court order where the company’s affairs have been or are being conducted in a manner that is unfairly prejudicial to some or all of its shareholders.

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Other U.K. Law Considerations

Squeeze-Out

Under the Companies Act, if a takeover offer (as defined in Section 974 of the Companies Act) is made for the shares of a company and the offeror were to acquire, or unconditionally contract to acquire: (i) not less than 90% in value of the shares to which the takeover offer relates (the “Takeover Offer Shares”); and (ii) where those shares are voting shares, not less than 90% of the voting rights attached to the Takeover Offer Shares, the offeror could acquire compulsorily the remaining 10% within three months of the day after the last day on which its offer can be accepted. It would do so by sending a notice to outstanding shareholders telling them that it will acquire compulsorily their Takeover Offer Shares and then, six weeks later, it would execute a transfer of the outstanding Takeover Offer Shares in its favor and pay the consideration to the company, which would hold the consideration on trust for outstanding shareholders. The consideration offered to the shareholders whose Takeover Offer Shares are acquired compulsorily under the Companies Act must, in general, be the same as the consideration that was available under the takeover offer.

Sell-Out

The Companies Act also gives minority shareholders a right to be bought out in certain circumstances by an offeror who has made a takeover offer (as defined in Section 974 of the Companies Act). If a takeover offer related to all the shares of a company and, at any time before the end of the period within which the offer could be accepted, the offeror held or had agreed to acquire not less than 90% of the shares to which the offer relates, any holder of the shares to which the offer related who had not accepted the offer could by a written communication to the offeror require it to acquire those shares. The offeror is required to give any shareholder notice of his or her right to be bought out within one month of that right arising. The offeror may impose a time limit on the rights of the minority shareholders to be bought out, but that period cannot end less than three months after the end of the acceptance period. If a shareholder exercises his or her rights, the offeror is bound to acquire those shares on the terms of the offer or on such other terms as may be agreed.

Disclosure of Interest in Shares

Pursuant to Part 22 of the Companies Act, a company is empowered by notice in writing to require any person whom the company knows to be, or has reasonable cause to believe to be, interested in the company’s shares or at any time during the three years immediately preceding the date on which the notice is issued to have been so interested, within a reasonable time to disclose to the company details of that person’s interest and (so far as is within such person’s knowledge) details of any other interest that subsists or subsisted in those shares. If a shareholder defaults in supplying the company with the required details in relation to the shares in question (the “Default Shares”), the shareholder shall not be entitled to vote or exercise any other right conferred by membership in relation to general meetings. Where the Default Shares represent 0.25% or more of the issued shares of the class in question, in certain circumstances the directors may direct that:

(i)	any dividend or other money payable in respect of the Default Shares shall be retained by the company without any liability to pay interest on it when such dividend or other money is finally paid to the shareholder; and/or

(ii)	no transfer by the relevant shareholder of shares (other than a transfer approved in accordance with the provisions of the company’s articles of association) may be registered (unless such shareholder is not in default and the transfer does not relate to Default Shares).

Dividends

Under English law, before a company can lawfully make a distribution, it must ensure that it has sufficient distributable reserves. A company’s distributable reserves are its accumulated, realized profits, so far as not previously utilized by distribution or capitalization, less its accumulated, realized losses, so far as not previously written off in a reduction or reorganization of capital duly made. In addition to having sufficient distributable reserves, a public company will not be permitted to make a distribution if, at the time, the amount of its net assets (that is, the aggregate of the company’s assets less the aggregate of its liabilities) is less than the aggregate of its issued and paid-up share capital and undistributable reserves, or if the distribution would result in the amount of its net assets being less than that aggregate.

Purchase of Own Shares

Under English law, a public limited company may purchase its own shares only out of the distributable profits of the company or the proceeds of a new issue of shares made for the purpose of financing the purchase, provided that it is not restricted from doing so by its articles. A public limited company may not purchase its own shares if as a result of the purchase there would no longer be any issued shares of the company other than redeemable shares or shares held as treasury shares. Shares must be fully paid in order to be repurchased.

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Subject to the foregoing, because Nasdaq is not a “recognized investment exchange” under the Companies Act, a company may purchase its own fully paid shares only pursuant to a purchase contract authorized by ordinary resolution of the holders of its ordinary shares before the purchase takes place. Any authority will not be effective if any shareholder from whom the company proposes to purchase shares votes on the resolution and the resolution would not have been passed if such shareholder had not done so. The resolution authorizing the purchase must specify a date, not being later than five years after the passing of the resolution, on which the authority to purchase is to expire.

A share buy back by a company of its ordinary shares will give rise to U.K. stamp duty at the rate of 0.5% of the amount or value of the consideration payable by the company, and such stamp duty will be paid by the company. Our Articles of Association do not have conditions governing changes in our capital which are more stringent than those required by law.

Statutory Pre-Emption Rights

Under English law, a company must not allot equity securities to a person on any terms unless the following conditions are satisfied:

(i)	it has made an offer to each person who holds ordinary shares in the company to allot to them on the same or more favorable terms a proportion of those securities that is as nearly as practicable equal to the proportion in nominal value held by them of the ordinary share capital of the company; and

(ii)	the period during which any such offer may be accepted has expired or the company has received notice of the acceptance or refusal of every offer so made.

For these purposes “equity securities” means ordinary shares in the company or rights to subscribe for, or to convert securities into, ordinary shares in the company. “Ordinary shares” means shares other than shares that, with respect to dividends and capital, carry a right to participate only up to a specified amount in a distribution. The statutory pre-emption rights are subject to certain exceptions, including the issue of ordinary shares for non-cash consideration, an allotment of bonus shares and the allotment of equity securities pursuant to an employees’ share scheme. The statutory pre-emption rights may also be disapplied with the approval of 75% of shareholders.

U.K. City Code On Takeovers And Mergers

The UK City Code on Takeovers and Mergers, or the Takeover Code, applies, among other things, to an offer for a public company whose registered office is in the United Kingdom and whose securities are not admitted to trading on a regulated market in the United Kingdom if the company is considered by the Panel on Takeovers and Mergers, or the Takeover Panel, to have its place of central management and control in the United Kingdom. This is known as the “residency test.” The test for central management and control under the Takeover Code is different from that used by the UK tax authorities. Under the Takeover Code, the Takeover Panel will determine whether we have our place of central management and control in the United Kingdom by looking at various factors, including the structure of our board of directors, the functions of the directors and where they are resident.

If at the time of a takeover offer the Takeover Panel determines that we have our place of central management and control in the United Kingdom, we would be subject to a number of rules and restrictions, including but not limited to the following: (1) our ability to enter into deal protection arrangements with a bidder would be extremely limited; (2) we may not, without the approval of our shareholders, be able to perform certain actions that could have the effect of frustrating an offer, such as issuing shares or carrying out acquisitions or disposals; and (3) we would be obliged to provide equality of information to all bona fide competing bidders. Whilst the Takeover Panel has not informed us of any such determination, on account of the current constitution of our board, we believe that we are currently subject to the Takeover Code.

Further, the Takeover Code contains certain rules in respect of mandatory offers. Under Rule 9 of the Takeover Code, if a person: (a) acquires an interest in our shares which, when taken together with shares in which he or persons acting in concert with him are interested, carry 30% or more of the voting rights of our shares; or (b) who, together with persons acting in concert with him, is interested in shares that in the aggregate carry not less than 30% of the voting rights in us and does not hold shares carrying and not more than 50% of the voting rights in us, acquires additional interests in shares that increase the percentage of shares carrying voting rights in which that person is interested, the acquirer and depending on the circumstances, its concert parties, would be required (except with the consent of the Takeover Panel) to make a cash offer for our outstanding shares at a price not less than the highest price paid for any interests in the shares by the acquirer or its concert parties during the previous 12 months.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Shares

Deutsche Bank Trust Company Americas, as depositary, will register and deliver the ADSs. Each ADS will represent ownership of 100 ordinary shares deposited with State Street Bank & Trust Company, having its principal office at 525 Ferry Road, Crewe Toll, Edinburgh, EH5 2AW Scotland, as custodian for the depositary. Each ADS will also represent ownership of any other securities, cash or other property which may be held by the depositary. The depositary’s corporate trust office at which the ADSs will be administered is located at 60 Wall Street, New York, NY 10005, USA. The principal executive office of the depositary is located at 60 Wall Street, New York, NY 10005, USA.

The Direct Registration System, or DRS, is a system administered by The Depository Trust Company, or DTC, pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership shall be evidenced by periodic statements issued by the depositary to the ADS holders entitled thereto.

We will not treat ADS holders as our shareholders and accordingly, you, as an ADS holder, will not have shareholder rights. English law governs shareholder rights. The depositary or its custodian will be the holder of the ordinary shares underlying your ADSs. As a holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary and you, as an ADS holder, and the beneficial owners of ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. The laws of the State of New York govern the deposit agreement and the ADSs.

The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of American Depositary Receipt.

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Holding the ADSs

How will you hold your ADSs?

You may hold ADSs either (1) directly (a) by having an American Depositary Receipt, or ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (b) by holding ADSs in the DRS, or (2) indirectly through your broker or other financial institution. If you hold ADSs directly, you are an ADS holder. This description assumes you hold your ADSs directly. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Dividends and Other Distributions

How will you receive dividends and other distributions on the shares?

The depositary has agreed to pay to ADS holders the cash dividends or other distributions it or the custodian receives on ordinary shares or other deposited securities, after deducting its fees and expenses. The holder of ADSs will receive these distributions in proportion to the number of ordinary shares their ADSs represent as of the record date (which will be as close as practicable to the record date for our ordinary shares) set by the depositary with respect to the ADSs.

•	Cash. The depositary will convert any cash dividend or other cash distribution we pay on the ordinary shares or any net proceeds from the sale of any ordinary shares, rights, securities or other entitlements into U.S. dollars if it can do so on a reasonable basis, and can transfer the U.S. dollars to the United States. If that is not possible or lawful or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

•	Before making a distribution, any taxes or other governmental charges, together with fees and expenses of the depositary, that must be paid, will be deducted. See “Taxation.” It will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.

•	Shares. The depositary may distribute additional ADSs representing any ordinary shares we distribute as a dividend or free distribution to the extent reasonably practicable and permissible under law. The depositary will only distribute whole ADSs. It will try to sell ordinary shares which would require it to deliver a fractional ADS and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new ordinary shares. The depositary may sell a portion of the distributed ordinary shares sufficient to pay its fees and expenses in connection with that distribution.

•	Elective Distributions in Cash or Shares. If we offer holders of our ordinary shares the option to receive dividends in either cash or shares, the depositary, after consultation with us and having received timely notice as described in the deposit agreement of such elective distribution by us, has discretion to determine to what extent such elective distribution will be made available to ADS holders. We must first instruct the depositary to make such elective distribution available to ADS holders and furnish it with satisfactory evidence that it is legal to do so. The depositary could decide it is not legal or reasonably practical to make such elective distribution available to ADS holders, or it could decide that it is only legal or reasonably practical to make such elective distribution available to some but not all holders of the ADSs. In such case, the depositary shall, on the basis of the same determination as is made in respect of the ordinary shares for which no election is made, distribute either cash in the same way as it does in a cash distribution, or additional ADSs representing ordinary shares in the same way as it does in a share distribution. The depositary is not obligated to make available to ADS holders a method to receive the elective dividend in shares rather than in ADSs. There can be no assurance that ADS holders will be given the opportunity to receive elective distributions on the same terms and conditions as the holders of ordinary shares.

•	Rights to Purchase Additional Shares. If we offer holders of our ordinary shares any rights to subscribe for additional shares or any other rights, the depositary may after consultation with us and having received timely notice as described in the deposit agreement of such distribution by us, make these rights available to ADS holders. We must first instruct the depositary to make such rights available to ADS holders and furnish the depositary with satisfactory evidence that it is legal to do so. If the depositary decides it is not legal and practical to make the rights available but that it is practical to sell the rights, the depositary will use reasonable efforts to sell the rights and distribute the net proceeds in the same way as it does with cash. The depositary will allow rights that are not distributed or sold to lapse. In that case, ADS holders will receive no value for them. If the depositary makes rights available to ADS holders, it will exercise the rights and purchase the shares on ADS holders’ behalf. The depositary will then deposit the shares and deliver ADSs to ADS holders. It will only exercise rights if ADS holders pay it the exercise price and any other charges the rights require that ADS holders to pay. U.S. securities laws may restrict transfers and cancellation of the ADSs represented by shares purchased upon exercise of rights. For example, ADS holders may not be able to trade these ADSs freely in the United States. In this case, the depositary may deliver restricted depositary shares that have the same terms as the ADSs described in this section except for changes needed to put the necessary restrictions in place.

•	Other Distributions. Subject to receipt of timely notice from us with the request to make any such distribution available to ADS holders, and provided the depositary has determined such distribution is lawful and reasonably practicable and feasible and in accordance with the terms of the deposit agreement, the depositary will send to ADS holders anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary has a choice: it may decide to sell what we distributed and distribute the net proceeds in the same way as it does with cash; or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to ADS holders unless it receives satisfactory evidence from us that it is legal to make that distribution. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution.

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•	The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that ADS holders may not receive the distributions we make on our ordinary shares or any value for them if it is illegal or impractical for us to make them available to ADS holders.

Deposit, Withdrawal and Cancellation

How are ADSs issued?

The depositary will deliver ADSs if an ADS holders or its broker deposit ordinary shares or evidence of rights to receive ordinary shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names the ADS holder requests and will deliver the ADSs to or upon the order of the person or persons entitled thereto.

How do ADS holders cancel an American Depositary Share?

You may turn in your ADSs at the depositary’s corporate trust office or by providing appropriate instructions to your broker. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the ordinary shares and any other deposited securities underlying the ADSs to you or a person you designate at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its corporate trust office, if feasible.

The depositary may refuse to accept for surrender ADSs only in the case of (i) temporary delays caused by closing our transfer books or those of the depositary or the deposit of our ordinary shares in connection with voting at a shareholders’ meeting or the payment of dividends, (ii) the payment of fees, taxes and similar charges and (iii) compliance with any laws or governmental regulations relating to depositary receipts or to the withdrawal of deposited securities. Subject thereto, in the case of surrender of a number of ADSs representing other than a whole number of our ordinary shares, the depositary will cause ownership of the appropriate whole number of our ordinary shares to be delivered in accordance with the terms of the deposit agreement and will, at the discretion of the depositary, either (i) issue and deliver to the person surrendering such ADSs a new ADS representing any remaining fractional Ordinary Share or (ii) sell or cause to be sold the fractional ordinary shares represented by the ADSs surrendered and remit the proceeds of such sale (net of applicable fees and charges of, and expenses incurred by, the depositary and taxes and/or governmental charges) to the person surrendering the ADS.

How do ADS holders interchange between Certificated ADSs and Uncertificated ADSs?

You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send you a statement confirming that you are the owner of uncertificated ADSs. Alternatively, upon receipt by the depositary of a proper instruction from a holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to you an ADR evidencing those ADSs.

Voting Rights

How do you vote?

As an ADS holder, you may instruct the depositary to vote the deposited securities. Otherwise, you could exercise your right to vote directly if you withdraw the ordinary shares your ADSs represent. However, you may not know about the meeting enough in advance to withdraw the ordinary shares.

If we ask for your instructions and upon timely notice from us as described in the deposit agreement, the depositary will notify you of the upcoming vote and arrange to deliver our voting materials to you. The materials will (1) describe the matters to be voted on and (2) explain how you may instruct the depositary to vote the ordinary shares or other deposited securities underlying your ADSs as you direct. Voting instructions may be given only by mail and in respect of a number of ADSs representing an integral number of our ordinary shares or other deposited securities. For instructions to be valid, the depositary must receive them on or before the date specified. The depositary will try, as far as practical, subject to the laws of the United Kingdom and the provisions of our constitutive documents, to vote or to have its agents vote the ordinary shares or other deposited securities as you instruct. The depositary will only vote or attempt to vote as you instruct.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote the ordinary shares underlying your ADSs. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote and you may have no recourse if the ordinary shares underlying your ADSs are not voted as you requested.

In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to deposited securities, if we request the depositary to act, we are required to give the depositary 30 days’ advance notice of any such meeting and details concerning the matters to be voted upon sufficiently in advance of the meeting date, and the depositary will mail you a notice.

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Fees and Charges

As a holder of American Depository Shares, or ADSs, you will be required to pay the following service fees to the depositary bank:

Service:	Fee:
Issuance of ADSs, including issuances resulting from a distribution of shares or rights or other property	Up to $0.05 per ADS issued

Cancellation of ADSs, including in the case of termination of the deposit agreement	Up to $0.05 per ADS cancelled

Distribution of cash dividends or other cash distributions	Up to $0.02 per ADS held

Distribution of ADSs pursuant to share dividends, free share distributions or exercise of rights	Up to $0.05 per ADS held

Operation and maintenance costs in administering the ADSs	An annual fee of $0.02 per ADS held

Inspections of the relevant share register maintained by the local registrar and/or performing due diligence on the central securities depository for England and Wales	An annual fee of $0.01 per ADS held (such fee to be assessed against holders of record as at the date or dates set by the depositary as it sees fit and collected at the sole discretion of the depositary by billing such holders for such fee or by deducting such fee from one or more cash dividends or other cash distributions)

As an ADS holder, you will also be responsible to pay certain fees and expenses incurred by the depositary bank and certain taxes and governmental charges such as:

•	Taxes (including applicable interest and penalties) and other governmental charges.

•	Such registration fees as may from time to time be in effect for the registration of ordinary shares or other deposited securities with the foreign registrar and applicable to transfers of ordinary shares or other deposited securities to or from the name of the custodian, the depositary or any nominees upon the making of deposits and withdrawals, respectively.

•	Expenses for cable, telex and fax transmissions and for delivery of securities.

•	Expenses and charges incurred by the Depositary in the conversion of foreign currency.

•	Fees and expenses incurred in connection with the delivery or servicing of ordinary shares on deposit, including any fees of a central depository for securities in the local market, where applicable.

•	Fees and expenses incurred in connection with complying with exchange control regulations and any other regulatory requirements.

•	Any applicable fees and penalties thereon.

The depositary fees payable upon the issuance and cancellation of ADSs are typically paid to the depositary bank by the brokers (on behalf of their clients) receiving the newly issued ADSs from the depositary bank and by the brokers (on behalf of their clients) delivering the ADSs to the depositary bank for cancellation. The brokers in turn charge these fees to their clients. Depositary fees payable in connection with distributions of cash or securities to ADS holders and the depositary services fee are charged by the depositary bank to the holders of record of ADSs as of the applicable ADS record date.

The depositary fees payable for cash distributions are generally deducted from the cash being distributed or by selling a portion of distributable property to pay the fees. In the case of distributions other than cash (i.e., share dividends, rights, etc.), the depositary bank charges the applicable fee to the ADS record date holders concurrent with the distribution. In the case of ADSs registered in the name of the investor (whether certificated or uncertificated in direct registration), the depositary bank sends invoices to the applicable record date ADS holders. In the case of ADSs held in brokerage and custodian accounts (via DTC), the depositary bank generally collects its fees through the systems provided by DTC (whose nominee is the registered holder of the ADSs held in DTC) from the brokers and custodians holding ADSs in their DTC accounts. The brokers and custodians who hold their clients’ ADSs in DTC accounts in turn charge their clients’ accounts the amount of the fees paid to the depositary banks.

In the event of refusal to pay the depositary fees, the depositary bank may, under the terms of the deposit agreement, refuse the requested service until payment is received or may set off the amount of the depositary fees from any distribution to be made to the ADS holder.

The depositary may make payments to us or reimburse us for certain costs and expenses, by making available a portion of the ADS fees collected in respect of the ADR program or otherwise, upon such terms and conditions as we and the depositary bank agree from time to time.

Payment of Taxes

As an ADS holder, you will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register any transfer of your ADSs or allow you to withdraw the deposited securities represented by your ADSs until such taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to you any net proceeds, or send to you any property, remaining after it has paid the taxes. You agree to indemnify us, the depositary, the custodian and each of our and their respective agents, directors, employees and affiliates for, and hold each of them harmless from, any claims with respect to taxes (including applicable interest and penalties thereon) arising from any tax benefit obtained for you.

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Reclassifications, Recapitalizations and Mergers

If we:	Then:

Change the nominal or par value of our ordinary shares	The cash, shares or other securities received by the depositary will become deposited securities.

Reclassify, split up or consolidate any of the deposited securities	Each ADS will automatically represent its equal share of the new deposited securities.

Distribute securities on the ordinary shares that are not distributed to you or recapitalize, reorganize, merge, liquidate, sell all or substantially all of our assets, or take any similar action	The depositary may distribute some or all of the cash, shares or other securities it received. It may also deliver new ADSs or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the form of ADR without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, including expenses incurred in connection with foreign exchange control regulations and other charges specifically payable by ADS holders under the deposit agreement, or materially prejudices a substantial existing right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

How may the deposit agreement be terminated?

The depositary will terminate the deposit agreement if we ask it to do so, in which case the depositary will give notice to you at least 90 days prior to termination. The depositary may also terminate the deposit agreement if the depositary has told us that it would like to resign and we have not appointed a new depositary within 90 days. In such case, the depositary must notify you at least 30 days before termination.

After termination, the depositary and its agents will do the following under the deposit agreement but nothing else: collect distributions on the deposited securities, sell rights and other property and deliver ordinary shares and other deposited securities upon cancellation of ADSs after payment of any fees, charges, taxes or other governmental charges. Six months or more after termination, the depositary may sell any remaining deposited securities by public or private sale. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. It will not invest the money and has no liability for interest. The depositary’s only obligations will be to account for the money and other cash. After termination, our only obligations will be to indemnify the depositary and to pay fees and expenses of the depositary that we agreed to pay.

Books of Depositary

The depositary will maintain ADS holder records at its depositary office. You may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the ADSs and the deposit agreement.

The depositary will maintain facilities in New York to record and process the issuance, cancellation, combination, split-up and transfer of ADRs.

These facilities may be closed from time to time, to the extent not prohibited by law or if any such action is deemed necessary or advisable by the depositary or us, in good faith, at any time or from time to time because of any requirement of law, any government or governmental body or commission or any securities exchange on which the ADRs or ADSs are listed, or under any provision of the deposit agreement or provisions of, or governing, the deposited securities, or any meeting of our shareholders or for any other reason.

Limitations on Obligations and Liability

Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADSs

The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

•	are only obligated to take the actions specifically set forth in the deposit agreement without gross negligence or willful misconduct;

•	are not liable if either of us is prevented or delayed by law or circumstances beyond our control from performing our obligations under the deposit agreement, including, without limitation, requirements of any present or future law, regulation, governmental or regulatory authority or share exchange of any applicable jurisdiction, any present or future provisions of our memorandum and articles of association, on account of possible civil or criminal penalties or restraint, any provisions of or governing the deposited securities or any act of God, war or other circumstances beyond our control as set forth in the deposit agreement;

•	are not liable if either of us exercises, or fails to exercise, discretion permitted under the deposit agreement;

•	have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other party;

•	may rely upon any documents we believe in good faith to be genuine and to have been signed or presented by the proper party;

•	disclaim any liability for any action/inaction in reliance on the advice or information of legal counsel, accountants, any person presenting ordinary shares for deposit, holders and beneficial owners (or authorized representatives) of ADSs, or any person believed in good faith to be competent to give such advice or information;

•	disclaim any liability for inability of any holder to benefit from any distribution, offering, right or other benefit made available to holders of deposited securities but not made available to holders of ADSs; and

•	disclaim any liability for any indirect, special, punitive or consequential damages.

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The depositary and any of its agents also disclaim any liability for any failure to carry out any instructions to vote, the manner in which any vote is cast or the effect of any vote or failure to determine that any distribution or action may be lawful or reasonably practicable or for allowing any rights to lapse in accordance with the provisions of the deposit agreement, the failure or timeliness of any notice from us, the content of any information submitted to it by us for distribution to you or for any inaccuracy of any translation thereof, any investment risk associated with the acquisition of an interest in the deposited securities, the validity or worth of the deposited securities, the credit-worthiness of any third party, or for any tax consequences that may result from ownership of ADSs, ordinary shares or deposited securities.

In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

Before the depositary will issue, deliver or register a transfer of an ADS, make a distribution on an ADS, or permit withdrawal of ordinary shares, the depositary may require:

•	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any ordinary shares or other deposited securities and payment of the applicable fees, expenses and charges of the depositary;

•	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

•	compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The depositary may refuse to issue and deliver ADSs or register transfers of ADSs generally when the register of the depositary or our transfer books are closed or at any time if the depositary or we think it is necessary or advisable to do so.

Your Right to Receive the Shares Underlying Your ADSs

You have the right to cancel your ADSs and withdraw the underlying ordinary shares at any time except:

•	when temporary delays arise because: (1) the depositary has closed its transfer books or we have closed our transfer books; (2) the transfer of ordinary shares is blocked to permit voting at a shareholders’ meeting; or (3) we are paying a dividend on our ordinary shares;

•	when you owe money to pay fees, taxes and similar charges; or

•	when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of ordinary shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Pre-release of ADSs

The deposit agreement permits the depositary to deliver ADSs before deposit of the underlying ordinary shares. This is called a pre-release of the ADSs. The depositary may also deliver ordinary shares upon cancellation of pre-released ADSs (even if the ADSs are cancelled before the pre-release transaction has been closed out). A pre-release is closed out as soon as the underlying ordinary shares are delivered to the depositary. The depositary may receive ADSs instead of ordinary shares to close out a pre-release. The depositary may pre-release ADSs only under the following conditions: (1) before or at the time of the pre-release, the person to whom the pre-release is being made represents to the depositary in writing that it or its customer (a) owns the ordinary shares or ADSs to be deposited, (b) assigns all beneficial rights, title and interest in such ordinary shares or ADSs to the depositary for the benefit of the owners, (c) will not take any action with respect to such ordinary shares or ADSs that is inconsistent with the transfer of beneficial ownership, (d) indicates the depositary as owner of such ordinary shares or ADSs in its records, and (e) unconditionally guarantees to deliver such ordinary shares or ADSs to the depositary or the custodian, as the case may be; (2) the pre-release is fully collateralized with cash or other collateral that the depositary considers appropriate; and (3) the depositary must be able to close out the pre-release on not more than five business days’ notice. Each pre-release is subject to further indemnities and credit regulations as the depositary considers appropriate. In addition, the depositary will normally limit the number of ADSs that may be outstanding at any time as a result of pre-release to 30% of the aggregate number of ADSs then outstanding, although the depositary, in its sole discretion, may disregard the limit from time to time, if it thinks it is appropriate to do so, including (1) due to a decrease in the aggregate number of ADSs outstanding that causes existing pre-release transactions to temporarily exceed the limit stated above or (2) where otherwise required by market conditions. The depositary may also set limits with respect to the number of ADSs and Shares involved in pre-release transactions with any one person on a case-by-case basis as it deems appropriate.

Direct Registration System

In the deposit agreement, all parties to the deposit agreement acknowledge that the DRS and Profile Modification System, or Profile, will apply to uncertificated ADSs upon acceptance thereof to DRS by DTC. DRS is the system administered by DTC pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership shall be evidenced by periodic statements issued by the depositary to the ADS holders entitled thereto. Profile is a required feature of DRS which allows a DTC participant, claiming to act on behalf of an ADS holder, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register such transfer.

In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the deposit agreement understand that the depositary will not verify, determine or otherwise ascertain that the DTC participant which is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the deposit agreement, the parties agree that the depositary’s reliance on, and compliance with, instructions received by the depositary through the DRS/Profile System and in accordance with the deposit agreement, shall not constitute negligence or bad faith on the part of the depositary.

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Description of the Placement Agent Warrants

The following is a brief summary of the placement agent warrants issued in connection with the July 2021 Private Placement and is subject in all respects to the provisions contained in the placement agent warrants, the forms filed as exhibits to our Current Report on Form 6-K dated July 20, 2021.

Exercisability. Holders of the placement agent warrants may exercise the placement agent warrants immediately following issuance until close of business on July 7, 2026, subject to the beneficial ownership limitation described below. The holder shall deliver the aggregate exercise price for the ADSs specified in the exercise notice within two trading days following the date of exercise (subject to the ‘cashless exercise’ arrangements described below).

Cashless Exercise. If, more than six months after the date of issuance of the placement agent warrants, there is no effective registration statement registering, or no current prospectus available for, the resale of the placement agent warrant ADSs, the holder may exercise the placement agent warrant, in whole or in part, on a cashless basis. When exercised on a ‘cashless’ basis, the holder will receive a lower number of ADSs than would ordinarily be issuable upon such exercise and will in return pay a reduced exercise price, equal to the nominal value of an ADS (i.e., at the issuance date, $0.01) per ADS actually issued.

Exercise Price. The exercise price of each placement agent warrant is $2.32 per ADS (subject to the ‘cashless exercise’ arrangements described above) and is subject to adjustment as described below.

Call Option. The placement agent warrants are callable by us in certain circumstances. Subject to certain exceptions, in the event that the placement agent warrants are outstanding, if, after the closing date, (i) the volume weighted average price of our common stock for each of 10 consecutive trading days, or the Measurement Period, which Measurement Period commences on the closing date, exceeds $3.00 (subject to adjustment for forward and reverse stock splits, recapitalizations, stock dividends and similar transactions after the initial exercise date), (ii) the average daily trading volume for such Measurement Period exceeds $100,000 per trading day and (iii) certain other equity conditions are met, and subject to the beneficial ownership limitation, then we may, within one trading day of the end of such Measurement Period, upon notice, or a Call Notice, call for cancellation of all or any portion of the placement agent warrants for which a notice of exercise has not yet been delivered, or a Call, for consideration equal to $0.001 per warrant share. Any portion of a placement agent warrant subject to such Call Notice for which a notice of exercise shall not have been received by the Call Date (as hereinafter defined) will be canceled at 6:30 p.m. (New York City time) on the tenth trading day after the date the Call Notice is sent by the Company (such date and time, the Call Date). Our right to call the placement agent warrants shall be exercised ratably among the holders based on the then outstanding placement agent warrants.

Beneficial Ownership Limitation. A holder shall have no right to exercise any portion of a placement agent warrant, to the extent that, after giving effect to such exercise, such holder, together with such holder’s affiliates, and any persons acting as a group together with such holder or any such affiliate, would beneficially own in excess of, at the initial option of the holder thereof, 9.99% (in the case of the placement agent warrants, 4.99%) of the number of ordinary shares outstanding immediately after giving effect to the issuance of the ordinary shares underlying the ADSs upon such exercise. The holder of the placement agent warrant, upon notice to us, may increase or decrease the beneficial ownership limitation to a percentage not to exceed 9.99% (in the case of the placement agent warrants, 4.99%), provided that any increase in the beneficial ownership limitation shall not be effective until 61 days following notice to us. Beneficial ownership of the holder and its affiliates will be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

Stock dividends and stock splits. If we pay a stock dividend or otherwise make a distribution payable in ADSs or ordinary shares on ADSs, ordinary shares or any other equity or equivalent securities, subdivide or combine outstanding ADSs or ordinary shares, or redesignate other securities as ADSs or ordinary shares, or issue ADSs or ordinary shares by way of capitalization of profits or reserves, the exercise price of each placement agent warrant (except for ‘cashless exercise’) will be adjusted by multiplying the then exercise price by a fraction, the numerator of which shall be the number of ADSs or ordinary shares (excluding treasury shares, if any) outstanding immediately before such event, and the denominator of which shall be the number of ADSs outstanding immediately after such event. We have undertaken not to do anything which would require an adjustment of the exercise price to less than the nominal value of an ADS.

Rights Offerings; pro rata distributions. If we issue ADS or ordinary share equivalents or rights to purchase ADSs, ordinary shares, warrants, securities or other property pro rata to holders of ADSs or ordinary shares, a holder of a placement agent warrant will be entitled to acquire, subject to the beneficial ownership limitation described above, such securities or property that such holder could have acquired if such holder had held the number of ADSs or ordinary shares issuable upon complete exercise of the placement agent warrant immediately prior to the date a record is taken for such issuance. If we declare or make any dividend or other distribution of assets or rights to acquire assets to holders of ADSs or ordinary shares, a holder of a placement agent warrant will be entitled to participate, subject to the beneficial ownership limitation, in such distribution to the same extent that the holder would have participated therein if the holder had held the number of placement agent warrant shares issuable upon full exercise of the placement agent warrant.

Fundamental Transaction. If we effect a fundament transaction, including, among other things, a merger, sale of substantially of our assets, tender offer, exchange offer and other business combination transactions, then upon any subsequent exercise of a placement agent warrant, the holder thereof shall have the right to receive, for each ADS or ordinary share that would have been issuable upon such exercise immediately prior to the occurrence of such fundamental transaction, the number of shares of the successor’s or acquiring corporation’s securities, if it is the surviving corporation, and any additional consideration receivable as a result of such fundamental transaction by a holder of the number of ADSs or ordinary shares for which the placement agent warrant is exercisable immediately prior to such fundamental transaction.

Transferability. Each placement agent warrant and all rights thereunder are transferable, in whole or in part, upon surrender of the placement agent warrant, together with a written assignment of the placement agent warrant subject to applicable securities laws. We do not intend to apply for listing of the placement agent warrants on any securities exchange or other trading system.

No Rights as Stockholder Until Exercise. Except as set forth in the placement agent warrants, the holders of the placement agent warrants do not have any voting rights, dividends or other rights as a holder of our capital stock until they exercise the placement agent warrants.

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PLAN OF DISTRIBUTION

We are registering the ordinary shares represented by ADSs issued and the ordinary shares represented by ADSs issuable upon exercise of the placement agent warrants issued in the Private Placement to permit the resale of these ordinary shares represented by ADSs by the holders of these ADSs and placement agent warrants from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling shareholders of the ordinary shares represented by ADSs other than proceeds from the cash exercise of the placement agent warrants. We will bear all fees and expenses incident to our obligation to register the ordinary shares represented by ADSs.

The selling shareholders may sell all or a portion of the ordinary shares represented by ADSs beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the ordinary shares represented by ADSs are sold through underwriters or broker-dealers, the selling shareholders will be responsible for underwriting discounts or commissions or agent’s commissions. The ordinary shares represented by ADSs may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	sales pursuant to Rule 144;

•	broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

If the selling shareholders effect such transactions by selling ordinary shares represented by ADSs to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholders or commissions from purchasers of the ordinary shares represented by ADSs for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of ordinary shares represented by ADSs or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the ordinary shares represented by ADSs in the course of hedging in positions they assume. The selling shareholders may also sell ordinary shares represented by ADSs short and deliver ordinary shares represented by ADSs covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling shareholders may also loan or pledge ordinary shares represented by ADSs to broker-dealers that in turn may sell such shares.

The selling shareholders may pledge or grant a security interest in some or all of the placement agent warrants or ADSs owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the ordinary shares represented by ADSs from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholders also may transfer and donate the ordinary shares represented by ADSs in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling shareholders and any broker-dealer participating in the distribution of the ordinary shares represented by ADSs may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the ordinary shares represented by ADSs is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of ordinary shares represented by ADSs being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling shareholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states ordinary shares represented by ADSs may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states ordinary shares represented by ADSs may not be sold unless such ordinary shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling shareholder will sell any or all of the ordinary shares represented by ADSs registered pursuant to the registration statement, of which this prospectus forms a part.

The selling shareholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the ordinary shares represented by ADSs by the selling shareholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the ordinary shares represented by ADSs to engage in market-making activities with respect to the ordinary shares represented by ADSs. All of the foregoing may affect the marketability of the ordinary shares represented by ADSs and the ability of any person or entity to engage in market-making activities with respect to the ordinary shares represented by ADSs.

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We will pay all expenses of the registration of the ordinary shares represented by ADSs, estimated to be $47,706.94 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a selling shareholder will pay all underwriting discounts and selling commissions, if any.

Once sold under the registration statement, of which this prospectus forms a part, the ordinary shares represented by ADSs will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

McDermott Will & Emery LLP has passed upon certain legal matters regarding the securities offered hereby. If the securities are distributed in an underwritten offering, certain legal matters will be passed upon for the underwriters by counsel identified in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements as of December 31, 2020 and 2019 and for each of the three years in the period ended December 31, 2020 incorporated by reference in this prospectus have been so incorporated in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting. The report on the consolidated financial statements contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-1, including amendments and relevant exhibits and schedules, under the Securities Act covering the ordinary shares represented by ADSs to be sold in this offering. This prospectus, which constitutes a part of the registration statement, summarizes material provisions of contracts and other documents that we refer to in the prospectus. Since this prospectus does not contain all of the information contained in the registration statement, you should read the registration statement and its exhibits and schedules for further information with respect to us and our ordinary shares and the ADSs. You may review and copy the registration statement, reports and other information we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may also request copies of these documents upon payment of a duplicating fee by writing to the SEC. For further information on the public reference facility, please call the SEC at 1-800-SEC-0330. Our SEC filings, including the registration statement, are also available to you on the SEC’s Web site at http://www.sec.gov.

We are subject to the information reporting requirements of the Exchange Act that are applicable to foreign private issuers, and under those requirements we file reports with the SEC. Those other reports or other information may be inspected without charge at the locations described above. As a foreign private issuer, we are exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as United States companies whose securities are registered under the Exchange Act. However, we file with the SEC, within four months after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm, and submit to the SEC, on Form 6-K, unaudited quarterly financial information for the first three quarters of each fiscal year within 60 days after the end of each such quarter, or such applicable time as required by the SEC.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We are allowed to incorporate by reference the information we file with the SEC, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be part of this prospectus. We incorporate by reference in this prospectus the documents listed below:

(1)	Our Annual Report on Form 20-F for the year ended December 31, 2020 filed with the SEC on April 21, 2021;

(2)	Our Forms 6-K filed with the SEC on April 28, 2021, June 7, 2021, June 29, 2021, July 2, 2021, July 7, 2021, and July 20, 2021 (to the extent expressly incorporated by reference into our effective registration statements filed by us under the Securities Act); and

(3)	The description of our ordinary shares contained in Exhibit 2.2 to our Annual Report on Form 20-F for the year ended December 31, 2020, filed with the SEC on April 21, 2021, and any amendment or report filed with the SEC for the purposes of updating the description.

The information relating to us contained in this prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference in this prospectus.

As you read the above documents, you may find inconsistencies in information from one document to another. If you find inconsistencies between the documents and this prospectus, you should rely on the statements made in the most recent document. All information appearing in this prospectus is qualified in its entirety by the information and financial statements, including the notes thereto, contained in the documents incorporated by reference herein.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of these filings, at no cost, upon written or oral request to us at the following address:

Akari Therapeutics, Plc
75/76 Wimpole Street
London W1G 9RT
+44 20 8004 0270
Attention: Clive Richardson

You also may access the incorporated reports and other documents referenced above on our website at www.akaritx.com. The information contained on, or that can be accessed through, our website is not part of this prospectus.

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You should rely only on the information contained or incorporated by reference in this prospectus or a prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus, or such earlier date, that is indicated in this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Enforcement of Foreign Judgments

We are incorporated under the laws of England and Wales. Several of our directors and officers reside outside the United States, and a portion of our assets and all or a substantial portion of the assets of such persons are located outside the United States. As a result, it may be difficult for you to serve legal process on us or certain of our directors and executive officers or have any of them appear in a U.S. court.

It may be difficult for U.S. investors to bring and/or effectively enforce suits against our company in England. Although English courts do recognize U.S. judgments unless there is an overriding jurisdictional or public policy reason not to do so, if a judgment is obtained in the U.S. courts based on the civil liability provisions of U.S. federal securities laws against us, difficulties may arise in enforcing the judgment against us in the English courts. The enforceability of any U.S. judgment in the United Kingdom will depend on the particular facts of the case as well as the laws and treaties in effect at the time. The United States and the United Kingdom do not currently have a treaty providing for reciprocal recognition and enforcement of judgments (other than arbitration awards) in civil and commercial matters. It may similarly be difficult for U.S. investors to bring an original action in the English courts to enforce liabilities based on U.S. federal securities laws.

EXPENSES

The following is a statement of expenses in connection with the distribution of the securities registered. All amounts shown are estimates except SEC registration fee.

Securities and Exchange Commission registration fee	$1,506.94
Legal fees and expenses	$30,000
Accounting fees and expenses	$10,000
Printing expenses	$1,200
Miscellaneous	$5,000
Total	$47,706.94

The expenses listed above do not include expenses of preparing prospectus supplements and other expenses relating to offerings of particular securities.

August      , 2021

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8.  Indemnification of Directors, Officers and Employees

The Registrant’s articles of association provide that, subject to the Companies Act 2006, every director or other officer (excluding an auditor) of the Registrant may be indemnified out of the assets of the Registrant against all costs, charges, expenses, losses or liabilities incurred by him in performing his duties or the exercise of his powers or otherwise in relation to or in connection with his duties, powers or office.

The Registrant also maintains directors and officers insurance to insure such persons against certain liabilities.

Item 9. Exhibits

The following exhibits are attached hereto:

Exhibit No.	Description

3.1	Articles of Association of Akari Therapeutics, Plc (incorporated by reference to the exhibit previously filed with the Registrant’s Form 6-K filed on July 18, 2017)

4.1	Form of Deposit Agreement among the Registrant, Deutsche Bank Trust Company Americas, as Depositary, and all Owners and Holders from time to time of American Depositary Shares issued thereunder (incorporated by reference to the exhibit previously filed with the Registrant’s Registration Statement on Form F-6 (No. 333-185197) filed on November 30, 2012)

4.2	Amendment to Deposit Agreement among the Registrant, Deutsche Bank Trust Company Americas, as Depositary, and all Owners and Holders from time to time of American Depositary Shares issued thereunder (incorporated by reference to the registrant’s Post-Effective Amendment No. 1 to Registration Statement on Form F-6 (No. 333-185197) filed on December 24, 2013)

4.3	Form of Amendment No. 2 to Deposit Agreement (incorporated by reference to the exhibit previously filed with the Registrant’s Post-Effective Amendment on Registration Statement Form F-6 (File No. 333-185197) filed on September 9, 2015)

4.4	Form of American Depositary Receipt; the Form is Exhibit A of the Form of Amendment to the Deposit Agreement (incorporated by reference to the exhibit previously filed with the Registrant’s Post-Effective Amendment on Registration Statement Form F-6 (File No. 333-185197) filed on September 9, 2015)

4.5	Form of Warrant issued by Akari Therapeutics, Plc (incorporated by reference to the exhibit previously filed with the Registrant’s Form 6-K filed on July 20, 2021)

5.1	Opinion of McDermott Will & Emery UK LLP, counsel to Registrant**

23.1	Consent of BDO USA, LLP*

23.2	Consent of McDermott Will & Emery UK LLP (included in Exhibit 5.1)**

24.1	Power of Attorney (included in signature page)*

(a)

* **	Filed Herewith. Previously Filed.

The agreements included as exhibits to this registration statement contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties were made solely for the benefit of the other parties to the applicable agreement and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in such agreement by disclosures that were made to the other party in connection with the negotiation of the applicable agreement; (iii) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (iv) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement.

The Registrant acknowledges that, notwithstanding the inclusion of the foregoing cautionary statements, the registrant is responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this registration statement not misleading.

Item 10.  Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post- effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

II-2

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and a(l)(iii) do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)	That, for the purpose of determining liability under the Securities Act to any purchaser:

i.	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

ii.	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)	That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(8)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 hereof, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in London, England on this 27th day of August, 2021.

AKARI THERAPEUTICS, PLC

By:	/s/ Clive Richardson
Clive Richardson
Chief Executive Officer and Chief Operating Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:

Name	Title	Date

/s/ Clive Richardson	Chief Executive Officer, Chief Operating Officer and Director	August 27, 2021
Clive Richardson	(principal executive officer)

/s/ Torsten Hombeck	Chief Financial Officer	August 27, 2021
Torsten Hombeck	(principal financial officer)

/s/ Ray Prudo	Executive Chairman	August 27, 2021
Ray Prudo

/s/ Clive Richardson	Director	August 27, 2021
Pursuant to Power of Attorney James Hill

/s/ Clive Richardson	Director	August 27, 2021
Pursuant to Power of Attorney Stuart Ungar

/s/ Clive Richardson	Director	August 27, 2021
Pursuant to Power of Attorney David Byrne

/s/ Clive Richardson	Director	August 27, 2021
Pursuant to Power of Attorney Donald Williams

/s/ Clive Richardson	Director	August 27, 2021
Pursuant to Power of Attorney Michael Grissinger

/s/ Clive Richardson	Director	August 27, 2021
Pursuant to Power of Attorney Peter Feldschreiber

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SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Akari Therapeutics, Plc has signed this registration statement on August 27th, 2021.

Puglisi & Associates

By:	/s/ Donald J. Puglisi
Name: Donald J. Puglisi
Title: Managing Director

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